Exhibit 10.1

Execution Version

$65,000,000

CREDIT AGREEMENT

among

PAR WYOMING HOLDINGS, LLC

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

and

CHAMBERS ENERGY MANAGEMENT, LP,

as Agent

Dated as of July 14, 2016

i

3.27	Material Contracts	32
3.28	Acquisition; Acquisition Documents	32
3.29	No Burdensome Restrictions	33

ARTICLE IV CONDITIONS PRECEDENT		33
4.1	Conditions to Closing Date	33
4.2	Conditions Deemed Fulfilled	35

ARTICLE V AFFIRMATIVE COVENANTS		36
5.1	Financial Statements	36
5.2	Other Reporting	36
5.3	Certificates; Other Information	37
5.4	Payment of Obligations	39
5.5	Maintenance of Existence; Compliance with Obligations, Requirements, etc.	39
5.6	Operation and Maintenance of Property	39
5.7	Insurance	39
5.8	Inspection of Property; Books and Records; Discussions	40
5.9	Notices	40
5.10	Environmental Laws	41
5.11	Collateral Matters	41
5.12	Use of Proceeds	41
5.13	Patriot Act Compliance	41
5.14	Further Assurances	41
5.15	Balance Sheet	42

ARTICLE VI NEGATIVE COVENANTS		42
6.1	Financial Condition Covenants	42
6.2	Indebtedness	42
6.3	Liens	43
6.4	Fundamental Changes	45
6.5	Disposition of Property	45
6.6	Restricted Payments	46
6.7	Expenditures	47
6.8	Investments	47
6.9	Transactions with Affiliates	48
6.10	Sales and Leasebacks	48
6.11	Changes in Fiscal Periods	48
6.12	Negative Pledge Clauses	48
6.13	Restrictions on Subsidiary Distributions	48
6.14	Lines of Business; Holding Company Status of Borrower	48
6.15	ERISA Plans	49
6.16	Hedging Agreements	49
6.17	New Subsidiaries	49
6.18	Use of Proceeds	49
6.19	Bank Accounts	49
6.20	Amendments to Certain Documents and Agreements	49

ARTICLE VII EVENTS OF DEFAULT		50
7.1	Events of Default	50
7.2	Remedies	52

ARTICLE VIII THE AGENT		52
8.1	Appointment	52
8.2	Delegation of Duties	53
8.3	Exculpatory Provisions	53
8.4	Reliance by Agent	53
8.5	Notice of Default	53
8.6	Non Reliance on Agent and Other Lenders	54
8.7	Indemnification	54
8.8	Agent in its Individual Capacity	55
8.9	Successor Agent	55
8.10	Collateral Matters	55
8.11	Withholding Tax	56

ARTICLE IX MISCELLANEOUS		56
9.1	Amendments and Waivers	56
9.2	Notices	57
9.3	No Waiver; Cumulative Remedies	58
9.4	Survival of Representations and Warranties	58
9.5	Payment of Expenses	58
9.6	Indemnification; Waiver	59
9.7	Successors and Assigns; Participations and Assignments	60
9.8	Adjustments; Set off	63
9.9	Counterparts	63
9.10	Severability	64
9.11	Integration; Construction	64
9.12	GOVERNING LAW	64
9.13	Submission To Jurisdiction; Waivers	64
9.14	Acknowledgments	65
9.15	Confidentiality	65
9.16	Release of Collateral and Guarantee Obligations	65
9.17	Interest Rate Limitation	66
9.18	Accounting Changes	67
9.19	WAIVERS OF JURY TRIAL	67
9.20	Customer Identification – USA PATRIOT Act Notice	67
9.21	Creditor-Debtor Relationship	67

SCHEDULES:

1.1(a)	Commitments
3.1(b)	Guarantee Obligations
3.4	Consents, Authorizations, Filings and Notices
3.6	Existing Indebtedness
3.17	Capital Stock Ownership
3.19-1	Environmental Matters
3.19-2	Environmental Proceedings
3.21-1	Security Agreement UCC Filing Jurisdictions
3.21-2	UCC Financing Statements to Remain on File
3.21-3	UCC Financing Statements to be Terminated
3.27	Material Contracts

EXHIBITS:

A	Form of Borrowing Notice
B	Form of Compliance Certificate
C-1	Form of Guarantee and Security Agreement
C-2	Form of Parent Guarantee and Security Agreement
D	Form of Solvency Certificate
E	Form of Note
F	Form of Interest Election Notice
G	Form of Exemption Certificate
H	Form of Assignment and Acceptance

This CREDIT AGREEMENT, dated as of July 14, 2016, is by and among PAR WYOMING HOLDINGS, LLC, a Delaware limited liability company (“Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and CHAMBERS ENERGY MANAGEMENT, LP, as administrative agent (in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, Borrower has requested that the Lenders make term loans to Borrower in the aggregate principal amount of up to $65,000,000; and

WHEREAS, the Lenders are willing to make term loans to Borrower on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

Acceptable Security Interest: in any Property, a Lien which (a) exists in favor of Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby (other than Permitted Liens), (c) secures the Obligations, and (d) is perfected and enforceable.

Access Agreement: an access agreement executed and delivered by each Person on whose premises any Loan Party (other than Parent) maintains any Collateral and such Loan Party in favor of Agent, in a form and substance satisfactory to Agent.

Accounting Change: as defined in Section 9.18.

Acquisition: the acquisition of all of the Capital Stock of Hermes by Par Wyoming described in Section 4.1(u) pursuant to the Acquisition Documents.

Acquisition Agreement: the Unit Purchase Agreement dated as of June 14, 2016, among Black Elk Refining, LLC, a Delaware limited liability company, as seller, Par Wyoming, as buyer, and Par Pacific, for the limited purposes specified therein, as the same may be amended, supplemented, replaced or otherwise modified from time to time as permitted by this Agreement.

Acquisition Documents: collectively, the Acquisition Agreement and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, together with all bills of sale, assignments, agreements, instruments and other documents executed, made or delivered by any Person in connection with the Acquisition, in each case in form and substance reasonably acceptable to Agent, in each case, as amended, supplemented, or otherwise modified from time to time as permitted by this Agreement.

Affiliate: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Notwithstanding the foregoing, no Lender shall be deemed to be an Affiliate of the Loan Parties.

Agent: as defined in the preamble hereto.

Aggregate Exposure: with respect to any Lender at any time, an amount equal to (a) until the funding of the Loans on the Closing Date, such Lender’s Commitment at such time or (b) thereafter, the aggregate then unpaid principal amount of such Lender’s Loans.

Aggregate Exposure Percentage: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.

Agreement: this Credit Agreement, as amended, restated, replaced, supplemented or otherwise modified from time to time.

Applicable Interest Margin: (i) with respect to Cash Interest, a rate per annum equal to 9.5% and (ii) with respect to PIK Interest, a rate per annum equal to 13%.

Applicable Premium: as defined in Section 2.6(a).

Approved Counterparty: (i) Bank of America, N.A. or an Affiliate thereof, (ii) Goldman Sachs or an Affiliate thereof, or (iii) another party reasonably approved by Agent.

Asset Sale: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clauses (b), (c), (d) or (e) of Section 6.5).

Assignee: as defined in Section 9.7(c).

Assignment and Acceptance: as defined in Section 9.7(c).

Assignor: as defined in Section 9.7(c).

Bank Product Indebtedness: Indebtedness and other obligations of Par Wyoming or any Subsidiary thereof relating to Bank Products (as such term is defined in the First Lien Credit Agreement as in effect on the date hereof).

Bankruptcy Code: Title 11 of the United States Code.

Benefitted Lender: as defined in Section 9.8(a).

Board: the Board of Governors of the Federal Reserve System of the United States (or any successor).

Borrowed Money: with respect to Hermes or any Subsidiary thereof, without duplication, its (a) Indebtedness that (i) arises from the lending of money by any Person thereto, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the ordinary course of business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guarantees of any Indebtedness of the foregoing types owing by another Person.

Borrower: as defined in the preamble hereto.

Borrowing Notice: with respect to any request for borrowing of Loans hereunder, a notice from Borrower, substantially in the form of, and containing the information prescribed by, Exhibit A, delivered to Agent.

Business Day: a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York, or Houston, Texas are authorized or required by law to close.

Capital Expenditures: for any period, with respect to any Person, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities during that period and including that portion of payments under Capital Leases that are capitalized on the balance sheet of such Person) by such Person and its Subsidiaries during such period which are required to be capitalized under GAAP on a balance sheet of such Person.

Capital Lease: any lease of a Person with respect to (or other arrangement conveying to a Person the right to use) any Property or a combination thereof, the obligations under which are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.

Capital Lease Obligations: with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

Capital Stock: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent membership, partnership or other ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

Cash Equivalents: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a “nationally recognized statistical rating organization” (within the meaning of proposed Rule 3b-10 promulgated by the SEC under the Exchange Act), if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

Cash Interest: as defined in Section 2.8(d).

Casualty Recovery Event: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding (or proceeding in lieu thereof) relating to any asset of any Credit Party.

Change of Control: the occurrence of any of the following events: (a) Par Pacific shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of Parent, (b) Parent shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of Borrower, (c) Borrower shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of Par Wyoming, or, indirectly, 100% of each class of outstanding Capital Stock of Hermes or other Subsidiary of Borrower, or (d) Par Wyoming shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of Hermes, in each case free and clear of all Liens (except Liens created by the Guarantee and Security Agreement and the First Lien Loan Documents).

Closing Date: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied.

Code: the Internal Revenue Code of 1986, as amended from time to time, the regulations thereunder and publicly available interpretations thereof.

Collateral: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

Commitment: as to any Lender, the obligation of such Lender, if any, to make a Loan to Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1(a) hereto, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be reduced pursuant to Section 2.1. The original aggregate amount of the Commitments is $65,000,000.

Commitment Letter: that certain Letter Agreement, dated as of June 14, 2016, among Par Pacific, Chambers Energy Management, LP and Chambers Energy Capital III, LP.

Compliance Certificate: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

Consolidated EBITDA: for any period, determined on a consolidated basis for Borrower and its Subsidiaries, net income, calculated before (a) interest expense, (b) provision for income taxes, (c) depreciation and amortization expense, (d) gains or losses arising from the sale of capital assets, (e) gains or losses arising from the write-up or write-down of assets (including non-cash inventory gains or losses), (f) any extraordinary gains or losses or non-recurring gains or non-recurring losses (in the case of non-recurring losses, the characterization of a loss as a non-recurring loss is subject to concurrence of Agent as determined in its reasonable discretion), (g) unrealized gains or losses with respect to obligations with respect to Hedging Agreements, (h) non-cash compensation expenses, (i) income, gains, expenses or losses resulting from allocations of the purchase price made in connection with the Acquisition, (j) to the extent not capitalized: (1) non-cash charges and expenses related to the Acquisition, (2) severance expense related to the Acquisition and incurred no later than twelve months following the consummation of the Acquisition and (3) one-time transaction fees and expenses related to the Acquisition (including related amendments to this Agreement) that (A) are paid by third parties or an Affiliate of Par Pacific and not paid by Borrower or its Subsidiaries (to the extent that such fees and expenses are deducted in calculating net income) or (B) if paid by Borrower or its Subsidiaries, do not exceed $3,000,000 in the aggregate from and after July 1, 2016, (k) gains and expenses arising from a change in accounting treatment as a result of the Acquisition, and (l) operating expenses solely relating to scheduled refinery “turnarounds” or scheduled downtime of the refinery in excess of five days which expenses (i) if incurred in connection with a “turnaround” that is completed within twelve months following the Closing Date, shall not exceed $5,000,000 during the term of this Agreement and (ii) if incurred in connection with any other “turnaround” or scheduled downtime of the refinery in excess of five days, are subject to the approval of Agent in its reasonable discretion (in each case, to the extent included in determining net income). Notwithstanding anything to contrary herein, Consolidated EBITDA shall be calculated as follows: (I) for the quarter ending September 30, 2016, Consolidated EBITDA for such quarter shall be multiplied by 4; (II) for the two-quarter period ending December 31, 2016, Consolidated EBITDA for such period shall be multiplied by 2; and (III) for the three-quarter period ending March 31, 2017, Consolidated EBITDA for such period shall be multiplied by 4/3.

Consolidated Leverage Ratio: as at the last day of any period of four consecutive fiscal quarters of Borrower, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

Consolidated Total Debt: at any date, the aggregate principal amount of all Indebtedness of Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

Constituent Documents: with respect to any Person, (a) the articles or certificate of incorporation, certificate of formation or partnership, articles of organization, limited liability company agreement or agreement of limited partnership (or the equivalent organizational documents) of such Person, (b) the by-laws (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Capital Stock.

Contingent Obligation: of a Person, any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including any comfort letter, operating agreement, take or pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

Contractual Obligation: with respect to any Person, any term, condition or provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

Credit Parties: Borrower, Par Wyoming and Hermes and each of their respective Subsidiaries.

Default: any of the events specified in Article VII, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

Default Rate: as defined in Section 2.8(b).

Defensible Title: good and indefeasible title, free and clear of all Liens other than Permitted Liens.

Disposition: with respect to any Property, any sale, lease, sale and leaseback transaction, assignment, conveyance, transfer or other disposition (including by way of a merger or consolidation) of such Property or any interest therein (excluding the creation of any Permitted Lien on such Property but including the sale or factoring at maturity or collection of any accounts or permitting or suffering any other Person to acquire any interest (other than a Permitted Lien) in such Property) or the entering into any agreement to do any of the foregoing; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

Disqualified Stock: as to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) requires the payment of dividends (other than dividends payable solely in Capital Stock which does not otherwise constitute Disqualified Stock) or matures or is required to be redeemed (pursuant to any sinking fund obligation or otherwise) or is convertible into or exchangeable for Indebtedness or is redeemable at the option of the holder thereof, in whole or in part, at any time on or prior to the date six months after the Maturity Date.

Dollars and $: lawful currency of the United States of America.

Environmental Laws: any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes, decrees or other legally enforceable requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment, natural resources, or occupational health and safety, in each case, in any and all jurisdictions in which any Credit Party owns or leases property or conducts business or in which any Collateral is located, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and the regulations promulgated pursuant thereto, and all analogous state or local statutes and regulations.

Environmental Permits: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required or obtained under any Environmental Law.

Event of Default: any of the events specified in Article VII; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

Exchange Act: the Securities Exchange Act of 1934, as amended.

Expenses Letter Agreement: that certain Letter Agreement, dated as of June 14, 2016, between Par Pacific and Chambers Energy Management, LP.

FATCA: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Effective Rate: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by Agent from three federal funds brokers of recognized standing selected by Agent.

First Lien Cash Collateral Account: the account at Bank of America, N.A. that is in the name of Hermes (or any successor account) that holds the Required Cash Collateral (as defined in the First Lien Credit Agreement) and supports the First Lien Obligations.

First Lien Credit Agreement: that certain Third Amended and Restated Loan Agreement, dated as of April 30, 2015, among Black Elk Refining, LLC, a Delaware limited liability company, as a guarantor, Hermes, as borrower, Wyoming Pipeline Company, LLC, a Wyoming limited liability company, as borrower, and Bank of America, N.A., as a First Lien Lender (as amended by that certain First Amendment to Third Amended and Restated Loan Agreement, dated as of May 9, 2016, that certain Second Amendment to Third Amended and Restated Loan Agreement, dated as of May 25, 2016, that certain Third Amendment to Third Amended and Restated Loan Agreement, dated as of July 14, 2016, and that certain Fourth Amendment to Third Amended and Restated Loan Agreement dated as of July 14, 2016, among Par Wyoming, Hermes, Wyoming Pipeline Company, LLC and First Lien Lender, and as further amended, modified or supplemented to the date hereof), as such agreement may be amended, restated, supplemented, replaced or otherwise modified after the date hereof from time to time as permitted by this Agreement.

First Lien Lender: the lender or lenders under the First Lien Credit Agreement.

First Lien Loan Documents: the First Lien Credit Agreement, each note, guarantee, security agreement, mortgage, deed of trust, and each certificate, agreement, instrument, waiver, consent or document executed by a Credit Party (other than a Loan Party) in favor of the First Lien Lender in connection with or pursuant to any of the foregoing, in each case, as amended, restated, supplemented, replaced or otherwise modified prior to the date hereof and as the same may be amended, restated, supplemented, replaced or otherwise modified after the date hereof from time to time as permitted by this Agreement.

First Lien Obligations: the “Obligations” as such term is defined in the First Lien Credit Agreement.

First Lien Refinancing Conditions: the following conditions for First Lien Refinancing Indebtedness: (a) it is in a maximum aggregate principal amount that does not exceed (i) in the case of a refinancing of the First Lien Revolver Loans, the lower of (x) the aggregate principal amount of the revolving commitments in effect immediately prior to such refinancing and (y) $60,000,000, and (ii) in the case of a refinancing of the First Lien Term Loans, the aggregate principal amount of the First Lien Term Loans outstanding immediately prior to such refinancing; (b) the representations, covenants and defaults, taken as a whole, applicable to it are generally no less favorable in material respects to the Credit Parties than those applicable to the First Lien Obligations being extended, renewed or refinanced; (c) no additional Person is obligated on such First Lien Refinancing Indebtedness; (d) upon giving effect to it, no Default or Event of Default exists; (e) the applicable margin or similar component of the interest rate applicable thereto is no higher than the applicable margin or similar component of the interest rate applicable to the First Lien Obligations immediately prior to such refinancing; and (f) the lenders for such First Lien Refinancing Indebtedness shall be commercial banks, institutional investors reasonably acceptable to Agent, an affiliate of any lender to Par Pacific on the Closing Date, or an affiliate of any purchaser of notes issued by Par Pacific on the Closing Date.

First Lien Refinancing Indebtedness: Borrowed Money that is the result of an extension, renewal or refinancing of Indebtedness permitted under Section 6.2(n) or (o) subject to the satisfaction of the First Lien Refinancing Conditions.

First Lien Revolver Loans: the Revolver Loans (as defined in the First Lien Credit Agreement as of the date hereof) incurred by Hermes under the First Lien Credit Agreement.

First Lien Term Loans: the Term Loans (as defined in the First Lien Credit Agreement as of the date hereof) incurred by Hermes under the First Lien Credit Agreement prior to the date hereof.

Funding Office: the office specified from time to time by Agent as its funding office by notice to Borrower and the Lenders.

GAAP: generally accepted accounting principles in the United States of America as in effect from time to time.

Governmental Authority: any nation or government, any state or other political subdivision thereof, any province, commonwealth, territory, possession, county, parish, town, township, village or municipality and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, in each case, whether now existing or hereafter constituted or existing.

Granting Lender: as defined in Section 9.7(g).

Guarantee and Security Agreement: the Guarantee and Security Agreement to be executed and delivered by Borrower, any other Loan Party (other than Parent) and Agent, substantially in the form of Exhibit C-1, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

Guarantee Obligation: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit), if to induce the creation of such obligation of such other Person, the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (w) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (x) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (y) to purchase Property, securities or services, in each case, primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (z) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (I) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (II) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

Guarantor: each Person who is a party as a “Guarantor” and “Grantor” to the Guarantee and Security Agreement or the Parent Guarantee and Security Agreement.

Hedging Agreement: with respect to any Person, any agreement or arrangement, or any combination thereof (including any options to enter into any of the following), consisting of (a) interest rate or currency swaps, caps or collar agreements, foreign exchange agreements or similar arrangements entered into by such Person providing for protection against fluctuations in interest rates, currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies or (b) any cap transactions, floor transactions, collar transactions, commodity swap, commodity option, forward commodity contracts, or other similar agreement, arrangement or transaction dealing with commodities or commodity prices, either generally or under specific contingencies.

Hermes: Hermes Consolidated, LLC, a Delaware limited liability company.

Highest Lawful Rate: with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

Hydrocarbons: collectively, oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid or gaseous hydrocarbons and related minerals and all products therefrom, in each case whether in a natural or a processed state.

Indebtedness: of any Person at any date, without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all Disqualified Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; and (j) all obligations (netted, to the extent provided for therein) of such Person in respect of Hedging Agreements (including obligations and liabilities arising in connection with or as a result of early or premature termination of a Hedging Agreement, whether or not occurring as a result of a default thereunder). The Indebtedness of a Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

Indemnified Liabilities: as defined in Section 9.6.

Indemnitee: as defined in Section 9.6.

Independent Accountants: Deloitte & Touche LLP or such other independent certified public accountants reasonably acceptable to Agent.

Intellectual Property: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, service-marks, technology, know-how and processes, licenses or rights to use databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information, recipes, formulas, trade secrets and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

Interest Election Notice: as defined in Section 2.8(d).

Interest Payment Date: (a) the last day of each fiscal quarter, commencing with the fiscal quarter in which the Closing Date occurs, (b) the Maturity Date and (c) the date of any repayment or prepayment made with respect to any Loan.

Interest Rate: a rate per annum equal to LIBOR plus the Applicable Interest Margin, but in no event to exceed the Highest Lawful Rate.

Investment: for any Person (a) the acquisition (whether for cash, Property of such Person, services or securities or otherwise) of Capital Stock, bonds, notes, debentures, debt securities, partnership or other ownership interests or other securities of, or any Property constituting an ongoing business of, or the making of any capital contribution to, any other Person or any agreement to make any such acquisition or capital contribution, (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold in the ordinary course of business), (c) the entering into of any Guarantee Obligation, or other Contingent Obligation, with respect to Indebtedness or other liability of any other Person, and (d) any other investment that would be classified as such on a balance sheet of such Person in accordance with GAAP.

knowledge: with respect to any Person, the actual knowledge (after due and diligent investigation) of such Person.

Lenders: as defined in the preamble hereto.

LIBOR: for each calendar quarter, a rate of interest determined by Agent equal to the greater of: (a) 1.00% and (b) the offered rate for three-month deposits in Dollars that appears on Reuters Screen LIBOR01 (or any successor thereto) as of 11:00 a.m. (London time) on the second full LIBOR Business Day preceding the first day of each calendar quarter (unless such date is not a Business Day, in which event the next succeeding Business Day will be used).

If such interest rates shall cease to be available from such service, LIBOR shall be determined from such comparable publicly available financial reporting service for displaying Eurodollar rates as shall be selected by Agent and if such interest rates shall become generally unavailable, then “LIBOR” shall be deemed to mean the rate of interest per annum equal to the sum of the Federal Funds Effective Rate in effect from time to time plus 0.50%.

LIBOR Business Day: a Business Day on which banks in the city of London, England are generally open for dealings in Dollar deposits in the London interbank market.

Lien: any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment or performance of any Indebtedness or other obligation (including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor).

Loans: as defined in Section 2.1.

Loan Documents: this Agreement, the Security Documents, the Notes, and each certificate, agreement, instrument, waiver, consent or document executed by a Loan Party and delivered to Agent or any Lender in connection with or pursuant to any of the foregoing.

Loan Parties: Borrower and each Guarantor.

Material Adverse Effect: a material adverse effect on any of (a) the business, assets, property, or condition (financial or otherwise) of the Credit Parties taken as a whole, (b) the legality, validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of Agent or the Lenders hereunder or thereunder, (c) the perfection or priority of the Liens granted pursuant to the Security Documents or (d) the ability of Borrower to repay the Obligations or of the Loan Parties to perform their obligations under the Loan Documents.

Material Contract: as defined in Section 3.27.

Material Environmental Amount: an amount or amounts payable or reasonably likely to become payable by any Credit Party or any of its Subsidiaries in excess of $5,000,000, for costs to correct any particular noncompliance, to comply with any particular requirement of Environmental Law, or for any particular liability under any Environmental Law, for the failure to obtain or comply with any particular Environmental Permit, for the investigation of any release of any Material of Environmental Concern, or for any particular remediation project respecting any release of any Material of Environmental Concern, and any other particular cost or liability, including compensatory damages (including damages to natural resources), punitive damages, fines, and penalties assessed pursuant to any Environmental Law.

Materials of Environmental Concern: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, natural gas or natural gas products, mercury, hydrogen sulfide, drilling fluids, produced water, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

Maturity Date: as defined in Section 2.3.

Moody’s: Moody’s Investors Service, Inc., or its successor.

Net Cash Proceeds: (a) in connection with any Asset Sale or Casualty Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Casualty Recovery Event, net of (i) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Casualty Recovery Event (other than any Lien pursuant to a Security Document), (ii) attorneys’ fees, accountants’ fees, investment bank fees and other reasonable and customary fees and expenses actually incurred in connection therewith and (iii) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); and (b) in connection with any issuance or sale of Capital Stock or debt securities or instruments or the incurrence of Indebtedness for borrowed money, the cash proceeds received from such issuance, sale or incurrence, net of attorneys’ fees, accountants’ fees, investment bank fees, underwriting discounts and commissions and other reasonable and customary fees and expenses actually incurred in connection therewith; provided, however, that in the case of clauses (a)(i), (a)(ii), (a)(iii) and (b), evidence of such costs and payments is provided to Agent in form and substance reasonably satisfactory to it.

Non-Excluded Taxes: as defined in Section 2.11(a).

Non-U.S. Lender: as defined in Section 2.11(d).

Notes: as defined in Section 2.4(e).

Obligations: the unpaid principal of and interest (including, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and premium (including any Applicable Premium) on the Loans and all other obligations and liabilities of any Loan Party to Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, reimbursement obligations, indemnities, costs, expenses (including, all fees, charges and disbursements of counsel to Agent or to any Lender that are required to be paid by any Loan Party pursuant hereto) or otherwise.

OID Amount: an amount equal to 2% of the aggregate principal amount of the Loans.

Other Taxes: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Par Pacific: Par Pacific Holdings, Inc., a Delaware corporation.

Par Wyoming: Par Wyoming, LLC, a Delaware limited liability company.

Parent: Par Petroleum, LLC, a Delaware limited liability company.

Parent Guarantee and Security Agreement: the Parent Guarantee and Security Agreement to be executed and delivered by Parent and Agent, substantially in the form of Exhibit C-2, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

Participant: as defined in Section 9.7(b).

Participant Register: as defined in Section 9.7(b).

Patriot Act: as defined in Section 9.20.

Payment Office: the office specified from time to time by Agent as its payment office by notice to Borrower and the Lenders; provided that all payments becoming due and payable under the Loan Documents or on any Note must be made in New York, New York by wire transfer to a bank and account located in the State of New York specified by Agent. Agent may at any time, by notice to Borrower, change the place of payment of any such payments so long as such place of payment is in the State of New York.

Permits: the collective reference to (i) Environmental Permits, and (ii) any and all other franchises, licenses, leases, permits, approvals, consents, notifications, certifications, registrations, authorizations, exemptions, variances, qualifications, easements and rights of way of any Governmental Authority or third party.

Permitted Capital Expenditures: as defined in Section 6.7.

Permitted Indebtedness: as defined in Section 6.2.

Permitted Liens: the collective reference to (a) in the case of Collateral other than Pledged Capital Stock, Liens permitted by Section 6.3, (b) in the case of Collateral consisting of Pledged Capital Stock, (i) Liens created under the Loan Documents, (ii) restrictions under the Securities Act and state securities laws, and (iii) non-consensual Liens permitted by Section 6.3 to the extent arising by operation of law, and (c) in the case of Property of Par Wyoming, Hermes and its Subsidiaries, Liens permitted by Section 6.3 and Liens under the First Lien Loan Documents securing First Lien Obligations.

Permitted Purchase Money Indebtedness: Purchase Money Indebtedness of Hermes or any Subsidiary thereof that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount for Hermes and its Subsidiaries does not exceed $2,500,000 at any time.

Person: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

PIK Interest: interest that accrues and is added to the outstanding principal balance of the Loans in accordance with Section 2.8(d), which shall thereafter be deemed principal bearing interest at the Interest Rate.

Pledged Capital Stock: as defined in the Guarantee and Security Agreement and the Parent Guarantee and Security Agreement.

Prepayment Date: with respect to any prepayment pursuant to Sections 2.6 or 2.7, the date of such prepayment.

Projections: as defined in Section 5.3(b).

Property: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. Unless otherwise qualified, all references to Property in this Agreement shall refer to a Property or Properties of any Credit Party or its Subsidiaries.

Purchase Money Indebtedness: (a) Indebtedness (other than the First Lien Obligations) for payment of any of the purchase price of fixed assets; and (b) Indebtedness (other than the First Lien Obligations) incurred within one hundred and twenty (120) days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof.

Purchase Money Lien: a Lien that secures Purchase Money Indebtedness, encumbering only the fixed assets acquired with such Indebtedness, and constituting a Capital Lease or a purchase money security interest under the UCC.

Qualified Investment: capital expenditures incurred to purchase, improve or construct property or assets used in the ordinary course of business of Hermes or any Wholly Owned Subsidiary of Hermes.

Real Property: the surface, subsurface and mineral rights and interests owned, leased or otherwise held by any Credit Party or its Subsidiaries.

Refinancing Conditions: the following conditions for Refinancing Indebtedness: (a) it is in a maximum aggregate principal amount that does not exceed the maximum aggregate principal amount of the Indebtedness being extended, renewed or refinanced; (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Indebtedness being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Indebtedness being extended, renewed or refinanced; (d) the representations, covenants and defaults, taken as a whole, applicable to it are no less favorable in any material respect to the Credit Parties than those applicable to the Indebtedness being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Indebtedness; (g) no Default or Event of Default would result from such Refinancing Indebtedness.

Refinancing Indebtedness: Borrowed Money that is the result of an extension, renewal or refinancing of Indebtedness permitted under Section 6.2 (other than Section 6.2(o) or (p)) subject to the satisfaction of the Refinancing Conditions.

Register: as defined in Section 9.7(d).

Regulation U: Regulation U of the Board as in effect from time to time.

Related Fund: with respect to any Lender, any fund that invests in loans and is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender.

Required Lenders: at any time, Lenders having Aggregate Exposure Percentages of more than 66 2/3%.

Requirement of Law: as to any Person, the Constituent Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

Responsible Officer: as to any Loan Party, the chief executive officer, president or chief financial officer of such Loan Party, but in any event, with respect to financial matters, the chief financial officer or treasurer of such Loan Party. Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of Borrower.

Restricted Payments: as defined in Section 6.6.

S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or its successor.

SEC: the Securities and Exchange Commission (or successor thereto or an analogous Governmental Authority).

Secured Parties: collectively, Agent and any Lender.

Securities Act: the Securities Act of 1933, as amended.

Security Documents: the collective reference to the Guarantee and Security Agreement, the Parent Guarantee and Security Agreement, each Access Agreement, and all other security documents hereafter delivered to Agent granting a Lien on any Property of any Person to secure any of the Obligations.

Solvency Certificate: a solvency certificate and analysis by the chief financial officer of Borrower substantially in the form of Exhibit D.

Solvent: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person will be able to pay its debts as they mature and (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

SPV: as defined in Section 9.7(g).

Subsidiary: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of Capital Stock having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers (or persons performing similar functions) of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, in each case, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

Tax Affiliate: with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

Tax Distribution: for any quarter ending after the date hereof, an amount equal to the state income tax and federal income tax (regular tax or alternative minimum tax) that the Credit Parties would owe (or are estimated to owe) for such quarter if the Credit Parties were a standalone corporate group with Borrower as the ultimate reporting entity of such group, net of any unrecovered tax overpayments (or determined overpayments) attributable to the immediately prior tax year. For the avoidance of doubt, the amount of the Tax Distribution will be calculated by looking solely to the taxable income of Borrower and its Subsidiaries and will not take into account any utilization of any net operating loss carryforwards of Par Pacific.

Tax Distribution Date: for any quarter ending after the date hereof, the third Business Day following the delivery to Agent of a certificate for such quarter (which certificate shall be in a form acceptable to Agent, include relevant calculations performed by the Borrower for such quarter and for the year-to-date period and be delivered to Agent concurrently with the delivery of the Compliance Certificate for such quarter pursuant to Section 5.3), from the Borrower with respect to the amount of Tax Distribution for such quarter.

Tax Return: as defined in Section 3.12.

Transferee: as defined in Section 9.15.

UCC: the Uniform Commercial Code, as in effect from time to time in the State of New York or other applicable jurisdiction.

Wholly Owned Subsidiary: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP; provided that for purposes of Section 6.1, any non-cash items arising under FAS 133, 142, 143 or 144 shall be excluded from the relevant calculation.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) All calculations of financial ratios set forth in Section 6.1 shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

(f) References in this Agreement to any statute shall be to such statute as amended or modified and in effect at the time any such reference is operative.

(g) The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(h) The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.

(i) The terms “Lender” and “Agent” include their respective successors.

(j) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities (as such term is defined in the Securities Act), revenues, accounts, leasehold interests and contract rights.

1.3 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

ARTICLE II

AMOUNT AND TERMS OF COMMITMENTS

2.1 Loan Commitments.

(a) Subject to the terms and conditions hereof, each of the Lenders severally agrees to make a term loan to Borrower, on the Closing Date, requested by Borrower pursuant to Section 2.2 in an aggregate principal amount equal to $65,000,000 (“Loans”), which Loans shall be funded net of the OID Amount.

(b) Once borrowed or repaid, the Loans may not be reborrowed, and any Commitment, once terminated or reduced, may not be reinstated. Each Lender’s Commitment shall automatically and without notice be reduced to zero immediately after the funding of the Loans on the Closing Date.

2.2 Procedures for Borrowing.

(a) Borrower shall deliver to Agent a Borrowing Notice (which Borrowing Notice must be received by Agent prior to 10:00 A.M., New York City time, three Business Days prior to the Closing Date or such fewer days’ notice as Agent may approve) requesting that the Lenders make the Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such Borrowing Notice Agent shall promptly notify each Lender thereof. Not later than 1:00 pm, New York City time, on the Closing Date for the Loans specified hereunder, each Lender shall make available to Agent at the Funding Office an amount in Dollars and in immediately available funds equal to the Loan to be made by such Lender. Agent shall make available to Borrower the aggregate of the amounts made available to Agent by the Lenders, in like funds as received by Agent.

(b) Borrower shall not deliver a Borrowing Notice, and no Lender shall be under any obligation to make available any funds, for Loans in an aggregate amount for all Lenders less than $65,000,000.

2.3 Maturity Date. The Loans of each Lender shall mature on July 14, 2021 (the “Maturity Date”).

2.4 Repayment of Loans; Evidence of Debt.

(a) Borrower hereby unconditionally promises to pay to Agent for the account of the appropriate Lender the entire principal amount of each Loan of such Lender on the Maturity Date or on such earlier date on which the Loans become due and payable pursuant to Section 2.6 or 2.7 or Article VII. Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.8.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) Agent, on behalf of Borrower, shall maintain the Register pursuant to Section 9.7(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) both the amount of any sum received by Agent hereunder from Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to this Section 2.4 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrower therein recorded; provided, however, that the failure of any Lender or Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of Borrower to repay (with applicable interest) the Loans made to Borrower by such Lender in accordance with the terms of this Agreement.

(e) Borrower agrees that, upon the request to Agent by any Lender, Borrower will promptly execute and deliver to such Lender a promissory note of Borrower evidencing any Loans of such Lender, substantially in the form of Exhibit E (a “Note”), with appropriate insertions as to date and principal amount; provided that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans on the Closing Date.

2.5 Fees.

(a) Borrower shall pay to Agent for its own account an annual nonrefundable administration fee equal to $50,000, such fee to be paid in advance on the Closing Date and thereafter on each anniversary of the Closing Date prior to the earlier of the Maturity Date and the Prepayment Date on which the Loans are prepaid in full or, if any such date is not a Business Day, on the first Business Day thereafter.

(b) Borrower agrees to pay to Agent the fees in the amounts and on the dates from time to time agreed to in writing by Borrower and Agent.

2.6 Optional Prepayments.

(a) Borrower may, upon at least three Business Days’ prior written notice to Agent stating the Prepayment Date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Loans, in whole or in part, at Borrower’s option, together with accrued interest through the Prepayment Date on the principal amount prepaid, in accordance with the provisions of this Agreement. Each prepayment of Loans pursuant to this Section 2.6(a) made prior to the second anniversary of the Closing Date shall be accompanied by the Applicable Premium with respect to the principal amount of the Loans being prepaid. For purposes hereof, the “Applicable Premium” shall be a cash amount equal to the applicable amount set forth below:

If prepaid at any time prior to the second anniversary of the Closing Date:	An amount equal to the remaining scheduled payments of Cash Interest from the applicable Prepayment Date to the second anniversary of the Closing Date on the principal amount of the Loans being prepaid

If prepaid at any time on or after the second anniversary of the Closing Date:	0.00% of the principal amount of the Loans being prepaid

(b) Each partial prepayment shall be in an aggregate amount not less than $5,000,000 or integral multiples of $1,000,000 in excess thereof, and any such prepayment must be accompanied by payment of Agent’s and each Lender’s out-of-pocket expenses. Upon the giving of any such notice of prepayment, the principal amount of the Loans specified to be prepaid, together with the accrued interest thereon through the Prepayment Date and any Applicable Premium shall become due and payable on the Prepayment Date; provided that any such notice may be subject to one or more conditions precedent, including any Disposition, and the amount specified to be prepaid shall not become due and payable on the Prepayment Date upon the failure of any one of such conditions.

(c) Any optional prepayment under this Section 2.6 shall be applied to the Loans as set forth in Section 2.9.

2.7 Mandatory Prepayments.

(a) Unless the Required Lenders shall otherwise agree, if any Credit Party shall incur any Indebtedness (other than Permitted Indebtedness) or issue any Capital Stock (other than to its parent company), then upon receipt of the Net Cash Proceeds from such incurrence or issuance, Borrower shall prepay (i) the principal amount of the Loans or (ii) the principal amount of the First Lien Term Loans, in each case, with a corresponding permanent reduction to the principal amount thereof, in each case, in an amount equal to the amount of the Net Cash Proceeds received therefrom. The provisions of this Section 2.7(a) do not constitute a consent to the incurrence of any Indebtedness or the issuance of any Capital Stock by any Credit Party.

(b) Unless the Required Lenders shall otherwise agree, if on any date any Credit Party shall receive Net Cash Proceeds from any Asset Sale which, together with Net Cash Proceeds from all other Asset Sales of the Credit Parties, exceeds $500,000 in the aggregate in any twelve-month period (such amount, “Excess Proceeds”), then upon receipt by such Person of such Excess Proceeds, Borrower shall prepay (i) the principal amount of the Loans or (ii) the principal amount of the First Lien Term Loans, in each case, with a corresponding permanent reduction to the principal amount thereof, in each case, in an amount equal to the amount of such Excess Proceeds; provided that, if Borrower shall deliver to Agent a certificate of a Responsible Officer to the effect that such Credit Party intends to reinvest the Excess Proceeds from such Asset Sale (or a portion thereof specified in such certificate),within twelve months after receipt of such Excess Proceeds, in Qualified Investments, then so long as no Default has occurred and is continuing or would result therefrom, no prepayment shall be required pursuant to this paragraph in respect of the Excess Proceeds specified in such certificate; provided further that to the extent any such Excess Proceeds therefrom have not been so reinvested by the end of such twelve-month period, a prepayment in accordance with this Section 2.7(b) shall be required on the first Business Day after the expiration of such period in an amount equal to such Excess Proceeds that have not been so invested. The provisions of this Section do not constitute a consent to the consummation of any Disposition.

(c) Unless the Required Lenders shall otherwise agree, if on any date any Credit Party shall receive Net Cash Proceeds from a Casualty Recovery Event that exceeds $250,000 in the aggregate, then upon receipt by such Person of such Net Cash Proceeds, Borrower shall prepay (i) the principal amount of the Loans or (ii) the principal amount of the First Lien Term Loans, in each case, with a corresponding permanent reduction to the principal amount thereof, in each case, in an amount equal to such Net Cash Proceeds in excess of $250,000.

(d) Upon the occurrence of a Change of Control, Borrower shall immediately provide written notice thereof to Agent, and each Lender, at its sole discretion, may require Borrower to immediately prepay all, but not less than all, of outstanding principal amount of such Lender’s Loans plus (i) the accrued but unpaid interest thereon plus (x) the Applicable Premium if such Change of Control shall occur prior to the second anniversary of the Closing Date or (y) 101% of the outstanding principal amount of such Lender’s Loans if such Change of Control shall occur after the second anniversary of the Closing Date.

(e) Each prepayment of the Loans pursuant to this Section 2.7 shall be applied in accordance with Section 2.9 and shall be accompanied by a payment of the accrued interest (whether accrued as Cash Interest or PIK Interest) to the Prepayment Date on the principal amount prepaid together with all other amounts then owing under this Agreement or any Loan Document including any fees and expenses then due and payable under any Loan Document. Each prepayment of the Loans pursuant to this Section 2.7 shall be accompanied by the concurrent payment of the Applicable Premium.

2.8 Interest Rates, Payment Dates and Computation of Interest and Fees.

(a) Each Loan shall bear interest for each day on which it is outstanding at the Interest Rate.

(b) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) or there shall occur and be continuing any other Event of Default, all outstanding Loans (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to the Interest Rate with the highest Applicable Interest Margin plus 2.0%, the (“Default Rate”), but in no event to exceed the Highest Lawful Rate, from the date of such nonpayment of principal or occurrence of such Event of Default, respectively, until such amount of principal is paid in full (after as well as before judgment) or until such Event of Default is no longer continuing, respectively, and (ii) if all or a portion of any interest payable on any Loan or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the Default Rate, in each case, with respect to clauses (i) and (ii) above, from the date of such nonpayment until such amount is paid in full (after as well as before judgment).

(c) Subject to Section 2.8(d) and Section 2.9(h), interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to Section 2.8(b) shall be payable from time to time on demand.

(d) Interest shall be payable entirely in cash (such interest, “Cash Interest”) or, at the Borrower’s election with respect to any fiscal quarter, entirely as PIK Interest; provided that Borrower may not elect to pay interest in the form of PIK Interest for more than twelve fiscal quarters in the aggregate. All accrued PIK Interest that becomes due and payable shall be deemed an extension of additional Loans pursuant to the terms of, and subject to, the Loan Documents. Unless the context otherwise requires, for all purposes hereof, references to “principal amount” of Loans refers to the original face amount of the Loans plus any increase in the principal amount of the outstanding Loans as a result of payments of PIK Interest. The entire unpaid balance of all PIK Interest shall be immediately due and payable in full in immediately available funds on the Maturity Date. Borrower shall deliver to Agent a notice in the form of Exhibit F (an “Interest Election Notice”) with respect to a fiscal quarter on or prior to the first Business Day of such fiscal quarter. If Borrower fails to provide such notice, Borrower will be deemed to have elected for such fiscal quarter to make interest payments in the form of PIK Interest; provided that if such deemed election would result in Borrower having elected to pay PIK Interest for more than twelve fiscal quarters in the aggregate, Borrower will be deemed to have elected to pay Cash Interest for such fiscal quarter. For the avoidance of doubt, Borrower may not pay PIK Interest (whether from elections to pay PIK Interest or having been deemed to elect to pay PIK Interest) with respect to more than twelve fiscal quarters in the aggregate over the life of the Loans.

(e) If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the rate applicable during such extension period.

(f) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a year of 360 days and, in each case, shall be payable for the actual number of days elapsed (including the first day and the last day).

2.9 Application of Payments; Place of Payments.

(a) The borrowing by Borrower from the Lenders hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the Aggregate Exposure Percentages of the relevant Lenders. Each payment (including any prepayment) in respect of principal or interest in respect of any Loans and each payment in respect of fees (other than fees payable in accordance with Section 2.5(a)) or expenses payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders. Amounts prepaid on account of the Loans may not be reborrowed.

(b) So long as no Event of Default shall have occurred and be continuing all payments and any other amounts received by Agent from or for the benefit of Borrower shall be applied: (i) first, to pay all Obligations then due and payable and (ii) second, as Borrower so designates.

(c) After the occurrence and during the continuance of any Event of Default, Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral, and agrees that Agent may, and shall upon either (A) the written direction of the Required Lenders or (B) the acceleration of the Obligations pursuant to Section 7.1, apply all payments in respect of any Obligations and all proceeds of Collateral in the following order:

(i) first, to the payment or reimbursement of Agent for all costs, expenses, disbursements and losses incurred by Agent and which any Loan Party is required to pay or reimburse pursuant to the Loan Documents;

(ii) second, to the payment or reimbursement of the Secured Parties for all costs, expenses, disbursements and losses incurred by such Persons and which any Loan Party is required to pay or reimburse pursuant to the Loan Documents;

(iii) third, to the payment of interest on the Loans which is then due;

(iv) fourth, to the payment to the Secured Parties of all other Obligations; and

(v) fifth, to whomsoever shall be legally entitled thereto.

(d) If any Lender owes payments to Agent hereunder, any amounts otherwise distributable under this Section 2.9 to such Lender shall be deemed to belong to Agent to the extent of such unpaid payments, and Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender. All distributions of amounts described in paragraphs second and fourth above shall be made by Agent to each Lender on a pro rata basis determined by the amount such Obligations owed to such Lender, as the case may be, represents of the aggregate amount of all such Obligations.

(e) All payments (including prepayments) to be made by Borrower hereunder, whether on account of principal, interest, premium, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 pm, New York City time, on the due date thereof to Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and (other than payments of PIK Interest prior to the Maturity Date) in immediately available funds. Any payment made by Borrower after 1:00 pm, New York City time, on any Business Day shall be deemed to have been made on the next following Business Day. Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.

(f) Unless Agent shall have been notified in writing by any Lender prior to the borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to Agent, Agent may assume that such Lender is making such amount available to Agent, and Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not made available to Agent by the required time on the Closing Date, such Lender shall pay to Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the daily average Federal Funds Effective Rate and (ii) the rate determined by Agent in accordance with the banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this Section 2.9(f) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to Agent by such Lender within three Business Days after the Closing Date, Agent shall also be entitled to recover such amount with interest thereon at the Interest Rate for Cash Interest, on demand, from Borrower.

(g) Unless Agent shall have been notified in writing by Borrower prior to the date of any payment due to be made by Borrower hereunder that Borrower will not make such payment to Agent, Agent may assume that Borrower is making such payment, and Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to Agent by Borrower within three Business Days after such due date, Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of Agent or any Lender against Borrower.

(h) Each payment of the Loans shall be accompanied by accrued interest through the date of such payment on the amount paid.

2.10 Requirements of Law. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.11 and changes in the rate of tax on the overall net income of such Lender) or shall impose on such Lender any other condition and the result of any of the foregoing is to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender on an after-tax basis for such reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.10, it shall promptly notify Borrower (with a copy to Agent) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 2.10 submitted by any Lender to Borrower (with a copy to Agent) shall be conclusive in the absence of manifest error. The obligations of Borrower pursuant to this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory agencies, in each case, pursuant to Basel III, shall in each case be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted or issued.

2.11 Taxes.

(a) All payments made by or on behalf of any Loan Party under this Agreement or any other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes and franchise taxes imposed on Agent or any Lender as a result of a present or former connection between Agent or such Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) or (ii) any U.S. federal withholding imposed under FATCA. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to Agent or any Lender hereunder, the amounts so payable to Agent or such Lender shall be increased to the extent necessary to yield to Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that Borrower or any Guarantor shall not be required to increase any such amounts payable to Agent or any Lender with respect to any Non-Excluded Taxes (i) that are attributable to Agent’s or such Lender’s failure to comply with the requirements of Sections 2.11(d) or (e) or (ii) that are United States withholding taxes imposed on amounts payable to Agent or such Lender at the time Agent or such Lender becomes a party to this Agreement, except to the extent that Agent’s or such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from Borrower with respect to such Non-Excluded Taxes pursuant to this Section 2.11(a). Borrower or the applicable Guarantor shall make any required withholding and pay the full amount withheld to the relevant tax authority or other Governmental Authority in accordance with applicable Requirements of Law.

(b) In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by Borrower, as promptly as possible thereafter Borrower shall send to Agent for the account of Agent or the relevant Lender, as the case may be, a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to Agent the required receipts or other required documentary evidence, Borrower shall indemnify Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by Agent or any Lender as a result of any such failure. The agreements in this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non U.S. Lender”) shall deliver to Borrower and Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN, W-8BENE, W-8IMY (together with any required attachments) or Form W-8ECI, or, in the case of a Non U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit G to the effect that such Lender is eligible for a complete exemption from withholding of U.S. taxes under Section 871(h) or 881(c) of the Code and a Form W-8BEN or W-8BENE, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non U.S. Lender. Each Non-U.S. Lender shall promptly notify Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section 2.11(d), a Non U.S. Lender shall not be required to deliver any form pursuant to this Section 2.11(d) that such Non U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If Agent or a Lender determines, in its sole discretion, that it has received a refund of any taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.11(f), it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.11(f) with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.11(f) shall not be construed to require Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.

(g) Each Lender shall deliver such documentation prescribed by applicable law and reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, each Lender that is not a Non U.S. Lender shall deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date that such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Agent or upon the expiration or obsolescence of a prior form), duly completed copies of U.S. Internal Revenue Service Form W-9 confirming an exemption from U.S. federal backup withholding tax. If a payment made to any Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent, at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent, such document prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) For purposes of this Section 2.11, if a Lender is treated as a domestic partnership for U.S. federal income tax purposes any withholding or payment of a U.S. federal withholding tax by such Lender or by any direct partner or direct member of such Lender (in each case, as of the Closing Date) that is a withholding foreign partnership for U.S. federal income tax purposes, with respect to any payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document, shall be considered a withholding or payment of such U.S. federal withholding tax by Borrower; provided, however, that this Section 2.11(h) shall apply only with respect to payments made by such Lender or such withholding foreign partnership to direct or indirect partners of such Lender as of the Closing Date.

2.12 Indemnity. Borrower agrees promptly to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) the failure to make any prepayment of a Loan on the date specified in any notice of prepayment after Borrower has given a notice thereof in accordance with the provisions of this Agreement; (b) the repayment of any Loans that are repaid in whole or in part prior to the last day of a calendar quarter (whether such repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, mandatory prepayment, by operation of law or otherwise); (c) a default in payment when due of the principal amount of or interest on any Loan; or (d) a default in making any borrowing of Loans after Borrower has given notice requesting the same in accordance herewith. Such indemnification shall include any loss (excluding loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this Section 2.12, each Lender shall be deemed to have actually funded its relevant Loan through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of that Loan and having a three-month maturity; provided that each Lender may fund each of its Loans in any manner it deems appropriate, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.12. A certificate as to any amounts payable pursuant to this Section 2.12 submitted to Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

2.13 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10 or 2.11(a) with respect to such Lender, it will, if requested by

Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.13 shall affect or postpone any of the obligations of Borrower or the rights of any Lender pursuant to Section 2.10 or 2.11(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce Agent and the Lenders to enter into this Agreement and to make the Loans, Borrower hereby represents and warrants to Agent and each Lender that, after giving effect to the consummation of the Acquisition, on the Closing Date (provided that, the representations and warranties (exclusive of the representations and warranties in Sections 3.2, 3.3(c), 3.4, 3.16, 3.18, 3.21 and 3.22) made on the Closing Date, to the extent applicable to the Credit Parties (exclusive of Borrower and Par Wyoming), are limited to the knowledge of Borrower and Par Wyoming):

3.1 Financial Condition.

(a) [Reserved].

(b) Except as provided on Schedule 3.1(b), no Credit Party has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives.

3.2 No Change. Since June 14, 2016, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

3.3 Corporate Existence; Compliance with Law.

(a) Each of the Credit Parties (i) is duly incorporated, organized or formed, as applicable, validly existing and (if relevant) in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as the case may be, (ii) has the corporate, company or partnership power and authority, as applicable, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation, company or partnership, as applicable, and (if relevant) in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iv) is in compliance with its Constituent Documents and (v) is in compliance with all Requirements of Law (other than its Constituent Documents) except to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each Credit Party has all Permits necessary for the ownership of its property and the conduct of its businesses except for those Permits the failure of which to have could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and is in compliance in all material respects with the terms and conditions of all such Permits.

(c) Since June 14, 2016, each Credit Party’s properties have been maintained and operated in the ordinary course of business and in conformity in all material respects with all Requirements of Law.

3.4 Entity Power; Authorization; Enforceable Obligations. Each Credit Party has the power and authority (corporate or otherwise), and the legal right, to make, deliver and perform the Loan Documents and Acquisition Documents to which it is a party and, in the case of Borrower, to borrow hereunder and to consummate the Acquisition. Each Credit Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents and Acquisition Documents to which it is a party and, in the case of Borrower, to authorize the borrowings on the terms and conditions of this Agreement and to consummate the Acquisition on the terms and conditions set forth in the Acquisition Documents. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition (as it relates to the Credit Parties), the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents or the Acquisition Documents to which a Credit Party is a party, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.21. Each Loan Document and each Acquisition Document has been duly executed and delivered on behalf of each Credit Party that is a party thereto. This Agreement and each Acquisition Document constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Credit Party that is a party thereto, enforceable against each such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5 No Legal Bar. The execution, delivery and performance of this Agreement, the Acquisition Documents to which a Credit Party is a party and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Loan Party or Credit Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No performance of a Contractual Obligation by any Loan Party, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Permitted Lien) on the Property of any Loan Party.

3.6 Existing Indebtedness. Set forth on Schedule 3.6 is a complete and accurate list of all Indebtedness of each Credit Party outstanding immediately prior to the effectiveness of this Agreement and the making of the Loans hereunder, and no Credit Party shall have any Indebtedness except the Indebtedness incurred under this Agreement and Permitted Indebtedness.

3.7 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to Borrower’s knowledge, threatened by or against any Credit Party or against any of their respective properties or revenues (a) with respect to any of the Loan Documents, the Acquisition Documents or any of the transactions contemplated hereby or thereby or (b) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

3.8 No Default. No Credit Party is in default under or with respect to any of its Contractual Obligations in any respect that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.9 Ownership of Property. Each Credit Party has title in fee simple to, or a valid leasehold interest in, all its Real Property, and Defensible Title to, or a valid leasehold interest in, all other Property material to its business, and none of such Property is subject to any Lien other than Permitted Liens.

3.10 Insurance. All policies of insurance of any kind or nature of any Credit Party, including policies of fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is customarily carried by businesses of the size and character of such Credit Party. No Credit Party has been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).

3.11 Intellectual Property. Each Credit Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use by any Credit Party of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor, to Borrower’s knowledge, is there any valid basis for any such claim. The use of Intellectual Property by any Credit Party does not infringe on the rights of any Person in any material respect.

3.12 Taxes. Each Credit Party has filed or caused to be filed all federal, state and other material tax returns, reports and statements (collectively, “Tax Returns”) that are required to be filed by such Credit Party or any of its Tax Affiliates with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed; all such Tax Returns are true and correct in all material respects and correctly reflect the facts regarding the income, business, assets, operations, activities, status or other matters of such Credit Party and any other information required to be shown thereon; each Credit Party has paid, prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof, all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by or otherwise due and payable to any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Credit Party); and no tax Lien has been filed against the Property of any Credit Party, and, to Borrower’s knowledge, no claim is being asserted, with respect to any such tax, fee or other charge. No Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Credit Party and each of its Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Credit Party (i) intends to treat the Loans, the Acquisition or any other transaction contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation 1.6011-4) or (ii) is aware of any facts or events that would result in such treatment.

3.13 Federal Regulations. No part of the proceeds of any Loans will be used for buying or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or Agent, Borrower will furnish to Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.14 Labor Matters. There are no strikes, stoppages or slowdowns or other labor disputes against any Credit Party pending or, to Borrower’s knowledge, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of any Credit Party have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from any Credit Party on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of such Credit Party.

3.15 ERISA Plans. No Credit Party maintains, nor is any employee of any Credit Party a beneficiary under, any employee benefit plan that is covered by the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder (“ERISA”), and in respect of which any Credit Party is an “employer” as defined in Section 3(5) of ERISA (an “ERISA Plan”) that is a violation of any applicable law for which such violation could reasonably be expected to have a Material Adverse Effect.

3.16 Regulations.

(a) No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

(b) None of the Credit Parties and their Subsidiaries (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(c) Each of the Credit Parties and each of their respective Subsidiaries are in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

3.17 Capital Stock; Subsidiaries.

(a) All of the outstanding Capital Stock of each Credit Party has been duly authorized and validly issued and is fully paid and non-assessable and, in the case of Par Wyoming, has been duly pledged as Collateral under the Guarantee and Security Agreement and is free and clear of all Liens (except Permitted Liens).

(b) The Subsidiaries listed on Schedule 3.17 constitute all the Subsidiaries of each Credit Party as of the Closing Date. Schedule 3.17 sets forth as of the Closing Date and after giving effect to the Acquisition, the exact legal name (as reflected on the certificate of incorporation (or formation) and jurisdiction of incorporation (or formation) of each Subsidiary of any Credit Party and, as to each such Subsidiary, the percentage and number of each class of Capital Stock owned by each Credit Party.

(c) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options with respect to Capital Stock of Borrower granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Loan Party or Credit Party, except as disclosed on Schedule 3.17.

(d) Parent owns directly all of the outstanding Capital Stock of Borrower. No Credit Party owns or holds, directly or indirectly, any Capital Stock of any Person other than any Subsidiary. Borrower owns directly all of the outstanding Capital Stock of Par Wyoming, owns no other direct Subsidiaries, and owns, indirectly through other Subsidiaries, all of the outstanding Capital Stock of its Subsidiaries (other than Par Wyoming).

(e) There are no agreements or understandings (other than the Loan Documents): (i) to which any Loan Party or Credit Party is a party with respect to the voting, sale or transfer of any shares of Capital Stock of Borrower or restricting the transfer or hypothecation of any such shares or (ii) with respect to the voting, sale or transfer of any shares of Capital Stock of any Credit Party or restricting the transfer or hypothecation of any such shares (other than the First Lien Loan Documents with respect to the Capital Stock of Hermes and its Subsidiaries).

3.18 Use of Proceeds. The proceeds of the Loans shall be used (i) to partially finance the Acquisition, (ii) for the payment of fees and closing costs in connection with the closing of this Agreement and the Acquisition and (iii) for general corporate purposes, including the payment of fees and interest hereunder.

3.19 Environmental Matters. Other than exceptions to any of the following that could not individually reasonably be expected to result in the payment of a Material Environmental Amount or as disclosed on Schedule 3.19-1:

(a) Each Credit Party: (i) is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) is, and within the period of all applicable statutes of limitation has been, in compliance with all of their Environmental Permits; and (iv) reasonably believes that: each of their Environmental Permits will be timely renewed and complied with; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained.

(b) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law or Environmental Permit to which any Credit Party is, or to Borrower’s knowledge, will be, named as a party that is pending or, to Borrower’s knowledge, threatened, other than as listed on Schedule 3.19-2.

(c) No Credit Party has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(d) Each Credit Party is in material compliance with each consent decree, order, or settlement or other agreement relating to compliance with any Environmental Law under which it could be subject to liability.

(e) Borrower has made available to Agent and the Lenders copies of all significant reports, correspondence and other documents in its possession, custody or control regarding compliance by any Credit Party with or potential liability of any Credit Party under Environmental Laws or Environmental Permits.

3.20 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished to Agent or the Lenders or any of them, by or on behalf of any Credit Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the Closing Date, the representations and warranties of Par Wyoming contained in the Acquisition Documents are true and correct in all material respects. There is no fact known to any Credit Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Acquisition Documents or in any other documents, certificates and statements furnished to Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.21 Security Documents. Each of the Guarantee and Security Agreement and the Parent Guarantee and Security Agreement is effective to create in favor of Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds and products thereof. In the case of the Pledged Capital Stock described in the Guarantee and Security Agreement or and the Parent Guarantee and Security Agreement, when any stock certificates representing such Pledged Capital Stock are delivered to Agent and, in the case of Pledged Capital Stock that is a “security” (as defined in the UCC) but is not evidenced by a certificate, when an instructions agreement, substantially in the form of Annex A to the Guarantee and Security Agreement and the Parent Guarantee and Security Agreement, has been delivered to Agent, and in the case of any other Collateral described in the Guarantee and Security Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 3.21-1 (which financing statements may be filed by Agent) at any time and such other filings as are specified on Schedule 2 to the Guarantee and Security Agreement have been completed (all of which filings may be filed by Agent) at any time, the Guarantee and Security Agreement and the Parent Guarantee and Security Agreement shall constitute a valid Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds and products thereof, as security for the Obligations (as defined in the Guarantee and Security Agreement and the Parent Guarantee and Security Agreement), in each case prior and superior in right to any other Person (except Permitted Liens). Schedule 3.21-2 lists each UCC Financing Statement that (i) names any Loan Party as debtor and (ii) will remain on file after the Closing Date. Schedule 3.21-3 lists each UCC Financing Statement that (i) names any Loan Party as debtor and (ii) will be terminated on or prior to the Closing Date; and on or prior to the Closing Date, Borrower will have delivered to Agent, or caused to be filed, duly completed UCC termination statements, authorized by the relevant secured party, in respect of each such UCC Financing Statement.

3.22 Solvency. Borrower and its Subsidiaries taken as a whole are, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

3.23 Hedging Agreements. No Credit Party is party to any Hedging Agreement as of the Closing Date.

3.24 Contingent Obligations. There will be no material Contingent Obligations of any Credit Party existing at the Closing Date, other than Contingent Obligations in connection with the First Lien Loan Documents or the Acquisition Documents.

3.25 Bank and Other Accounts. No Loan Party (other than Parent) has any deposit, securities and other bank accounts.

3.26 Access Agreements. No books or records of any Loan Party (other than Parent) are located or maintained on any premises owned by a third party or leased by a third party to any Loan Party other than such premises as to which Agent has received an Access Agreement from such Loan Party.

3.27 Material Contracts. Schedule 3.27 contains a complete and accurate list of each contract, agreement or commitment, whether oral or written, to which any Credit Party is a party or by which it is bound, and which are currently effective on the Closing Date as disclosed in the Acquisition Agreement, that are: (i) agreements (or group of related agreements with the same counterparty) that would reasonably be expected to result in aggregate payments by a Credit Party (in the aggregate) of more than $500,000 during the current or any subsequent fiscal year of a Credit Party (based solely on the terms thereof and without regard to any expected increase in volumes or revenues); (ii) agreements (or group of related agreements with the same counterparty) that would reasonably be expected to result in aggregate revenues to the Credit Parties (in the aggregate) of more than $500,000 during the current or any subsequent fiscal year of the Credit Parties (based solely on the terms thereof and without regard to any expected increase in volumes or revenues); (iii) royalty or licensing agreements providing for the payment of royalties in excess of $250,000 per annum; (iv) agreements with a material customer or a material supplier; (v) agreements concerning a partnership, joint venture or similar agreement, arrangement or undertaking; (vi) agreements (or group of related agreements) under which it has (A) created, incurred, assumed, secured or guaranteed any Indebtedness or (B) granted, imposed or secured a Lien on any Property of any Credit Party (other than Permitted Liens); (vii) collective bargaining agreements; (viii) agreements for the employment of any individual on a full-time, part-time or consulting basis; (ix) other agreements (excluding employment agreements and compensation arrangements) between a Credit Party, on the one hand, and any of its directors, managers, officers or employees, on the other hand; (x) agreements relating to the pending acquisition or disposition of any material business or Property of any Credit Party (whether by merger, sale of equity interests, sale of assets or otherwise); (xi) crude oil purchase or refined product sales agreements containing a “most favored nation” pricing provision; (xii) contracts with a Governmental Authority; (xiii) agreements entered that restricts the freedom of a Credit Party in any part of the world to compete with any Person or in any area; and (xiii) agreements in respect of the operation, ownership, use, capacity, maintenance, tariffs or balancing of any Property of any Credit Party (each of the foregoing, a “Material Contract”).

3.28 Acquisition; Acquisition Documents. The Acquisition Documents listed on Schedule 3.28 attached hereto constitute all of the material agreements, instruments and undertakings to which any Credit Party is bound or by which such Person or any of its property or assets is bound or affected relating to, or arising out of, the Acquisition (including, any agreements, instruments or undertakings assumed pursuant to the Acquisition Agreement). None of such material agreements, instruments or undertakings have been amended, supplemented or otherwise modified, and all such material agreements, instruments and undertakings are in full force and effect. To Borrower’s knowledge, no party to any Acquisition Documents is currently in default thereunder and no party thereto, or any other Person, has the right to terminate any Acquisition Documents.

3.29 No Burdensome Restrictions. No Credit Party is a party or subject to any contract, agreement or charter restriction that such Credit Party reasonably believes could reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Conditions to Closing Date. The effectiveness of this agreement and the obligations of Agent and each Lender hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent:

(a) Loan Documents. Agent shall have received the following documents, in each case executed and delivered by a duly authorized officer of each of the parties thereto: (i) this Agreement, (ii) the Guarantee and Security Agreement and (iii) the Parent Guarantee and Security Agreement.

(b) Pledged Capital Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes. Agent shall have received (i) the certificates representing the shares of Capital Stock that are certificated securities and that are pledged pursuant to the Guarantee and Security Agreement and the Parent Guarantee and Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) in the case of Capital Stock that is a “security” (as defined in the UCC) but is not evidenced by a certificate, an instructions agreement, substantially in the form of Annex A to the Guarantee and Security Agreement and the Parent Guarantee and Security Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Guarantee and Security Agreement and the Parent Guarantee and Security Agreement, and (iii) each promissory note pledged pursuant to the Guarantee and Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to Agent) by the pledgor thereof.

(c) Filings, Registrations and Recordings. Each document (including any UCC financing statement) required by the Security Documents or under law or reasonably requested by Agent to be filed, registered or recorded in order to create in favor of Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall have been filed, registered or recorded or shall have been delivered to Agent in proper form for filing, registration or recordation.

(d) Constituent Documents. All documents establishing or implementing the ownership, capital and corporate, organizational, tax and legal structure of Parent and each Credit Party shall be reasonably satisfactory to Agent.

(e) [Reserved].

(f) Legal Opinions. Agent shall have received the executed legal opinion of Porter Hedges LLP, counsel to the Loan Parties, with respect to such matters as may be reasonably requested by Agent, and in form and substance satisfactory to Agent.

(g) First Lien Loan Documents. Agent shall have received, the Third Amendment to the First Lien Credit Agreement and the Fourth Amendment to the First Lien Credit Agreement, each of which to be executed in anticipation of the Acquisition, certified to be true, correct and complete as of the Closing Date by a Responsible Officer and such Third Amendment and Fourth Amendment shall be in form and substance satisfactory to Agent and the Lenders.

(h) Budget. The Lenders shall have received a budget for Borrower and its Subsidiaries for the remainder of the 2016 fiscal year and the full 2017 fiscal year which budget shall be reasonably acceptable to Agent and the Lenders.

(i) Lien Searches. Agent shall have received the results of a recent lien search in each of the jurisdictions or offices in which UCC financing statements or other filings or recordations should be made to evidence or perfect (with the priority required under the Loan Documents) security interests in all assets of Parent and the Credit Parties (or would have been made at any time during the five years immediately preceding the Closing Date to perfect Liens on any assets owned on the Closing Date by Parent or any Credit Party), and such search shall reveal no Liens on any of the assets of Parent or any Credit Party, except for Permitted Liens or Liens set forth on Schedule 3.21-3 that were or will be terminated, released or otherwise discharged on or prior to the Closing Date pursuant to documentation satisfactory to Agent.

(j) Closing Certificates. Agent shall have received a certificate of each Loan Party, dated the Closing Date, in form and substance acceptable to Agent and with appropriate insertions and attachments, (i) certifying as to the Constituent Documents, the resolutions authorizing the Loan Documents and the transactions contemplated thereby, and the officers thereof, and (ii) confirming compliance with the conditions precedent set forth in Section 4.1(m), (o), (p), (r) and (t).

(k) Solvency. The Lenders shall have received a reasonably satisfactory Solvency Certificate which shall document the solvency of Borrower and its Subsidiaries taken as a whole after giving effect to the transactions contemplated hereby and the consummation of the Acquisition.

(l) Other Certifications. Agent shall have received the following:

(i) a copy of the charter of Parent and each Credit Party and each amendment thereto, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each of Parent and such Credit Party is organized;

(ii) a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each of Parent and each Credit Party is organized, dated reasonably near the date of the initial extension of credit, listing the charter of Parent and such Credit Party and each amendment thereto on file in such office and certifying that (A) such amendments are the only amendments to such Credit Party’s charter on file in such office, (B) Parent and such Credit Party has paid all franchise taxes to the date of such certificate and (C) Parent and such Credit Party is duly organized and in good standing under the laws of such jurisdiction;

(iii) an electronic confirmation from the Secretary of State or other applicable Governmental Authority of each jurisdiction in which each of Parent and such Credit Party is organized certifying that each of Parent and such Credit Party is duly organized and in good standing under the laws of such jurisdiction on the date of the initial extension of credit; prepared by, or on behalf of, a filing service acceptable to Agent; and

(iv) a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the State of Delaware, dated reasonably near the date of the initial extension of credit, stating that each of Parent, Borrower, Par Wyoming and, to the extent reasonably requested by Agent, each other Credit Party is duly qualified and in good standing as a foreign corporation or entity in each such jurisdiction and has filed all annual reports required to be filed to the date of such certificate; and electronic confirmation, from the Secretary of State or other applicable Governmental Authority of each such jurisdiction on the date of the initial extension of credit as to the due qualification and continued good standing of each such Person as a foreign corporation or entity in each such jurisdiction on or about such date, prepared by, or on behalf of, a filing service acceptable to Agent.

(m) Approvals. Permits and third party approvals necessary or, in the reasonable discretion of Agent, advisable to be obtained by a Credit Party in connection with this Agreement, the other Loan Documents, the consummation of the Acquisition and the continuing operations of Borrower and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing contemplated hereby.

(n) Due Diligence. Agent shall have completed a satisfactory due diligence review of the Credit Parties, including with respect to their company organization, title to properties, tax, legal and accounting issues.

(o) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to any Loan Document or by Par Wyoming in or pursuant to the Acquisition Documents shall be true and correct on and as of the Closing Date or, with respect to any representations and warranties that are by their express terms made as of a specified earlier date, on and as of such earlier date.

(p) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to Loans requested to be made on the Closing Date.

(q) Additional Documents. Agent and the Lenders shall have received such other documents, agreements, certificates and information as such Persons shall reasonably request.

(r) Closing of Acquisition. Each of the conditions precedent to the obligations of the parties to the Acquisition Agreement, other than the payment of the purchase price, shall have been satisfied in full, and the Acquisition shall, concurrently with the funding of the Loans, be consummated on the terms and conditions set forth in the Acquisition Agreement (without any amendment, modification or waiver thereof or any consent thereunder which is materially adverse to Borrower or the Lenders without the prior written consent of Agent).

(s) Fees. The Lenders and Agent shall have received all fees required to be paid and shall have reimbursed Agent and its affiliates for all expenses incurred for which it is obligated, in each case, under any Loan Document (including reasonable fees, disbursements and other charges of counsel to Agent), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by Borrower to Agent on or before the Closing Date.

(t) Material Adverse Change. Since June 14, 2016, no development, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect shall have occurred and be continuing.

4.2 Conditions Deemed Fulfilled. Except to the extent that Borrower has disclosed in the Borrowing Notice that an applicable condition specified in Section 4.1 will not be satisfied as of the Closing Date, Borrower shall be deemed to have made a representation and warranty as of such time that the conditions specified in Section 4.1 have been satisfied. No such disclosure by Borrower that a condition specified in Section 4.1 will not be satisfied as of Closing Date shall affect the right of each Lender not to make the Loans requested to be made by it if such condition has not been satisfied at such time.

ARTICLE V

AFFIRMATIVE COVENANTS

Borrower hereby agrees that, so long as the Commitments remain in effect, or any Loan or other amount is owing to any Lender or Agent hereunder, Borrower shall, and shall cause each of its Subsidiaries, including each Credit Party, to:

5.1 Financial Statements. Furnish to Agent and each Lender:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of Hermes, commencing with the 2016 fiscal year, a copy of the audited consolidated balance sheet of Hermes and its Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case (beginning with the 2017 fiscal year-end) in comparative form the figures as of the end of and for the previous year, and reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by the Independent Accountants, and further accompanied by an internally prepared consolidated balance sheet of Borrower and its Subsidiaries as of such fiscal year end and related internally prepared consolidated statements of income and cash flows for such year;

(b) as soon as available, but in any event not later than 45 days after the end of each calendar quarter commencing with the quarter ending September 30, 2016, the unaudited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statement of income for such quarter and of the portion of the fiscal year through the end of such quarter and including a statement of cash flows for such year to date period, setting forth in each case (beginning with the fiscal quarter ending September 30, 2017) in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

(c) as soon as available, but in any event not later than 45 days after the end of each quarter a schedule, certified by a Responsible Officer, including a general description of the Capital Expenditures made by Borrower and its Subsidiaries during such quarter in such form and with such detail as Agent shall reasonably request; and

(d) such other information as Agent or any Lender may from time to time reasonably request.

All such financial statements delivered pursuant to this Section 5.1 shall be complete and correct in all material respects and prepared in reasonable detail and in accordance with GAAP (except as approved by the Independent Accountants or Responsible Officer, as the case may be, and disclosed therein, and quarterly financial statements shall be subject to normal year-end audit adjustments and need not be accompanied by footnotes).

5.2 Other Reporting. Furnish to Agent:

(a) as soon as available, but in any event not later than 45 days after the end of each calendar quarter commencing with the quarter ending September 30, 2016, an operations report which shall include operational information for the Properties of the Credit Parties for such quarter, including crude oil and other feedstock purchases and throughput quantities and prices, product sales volumes and prices, detailed breakdown of operating costs, changes in inventory, and other information regarding operations as Agent may reasonably request;

(b) as soon as available, but in any event within 45 days after the end of each quarterly period of each fiscal year, a report, in form and substance reasonably satisfactory to Agent, setting forth as of the last Business Day of such quarterly period, a summary of the hedging positions of each Credit Party under all Hedging Agreements (including any contracts of sale which provide for prepayment for deferred shipment or delivery of Hydrocarbons or other commodities) of each Credit Party, including the type, term, effective date, termination date and notional principal amounts or volumes, the hedged price(s), interest rate(s) or exchange rate(s), as applicable, and any new credit support agreements relating thereto;

(c) to the extent not previously disclosed to Agent, promptly upon the acquisition thereof, a listing of any Real Property acquired by any Credit Party at a purchase price in excess of $500,000 and a listing of any Intellectual Property acquired by any Credit Party at a purchase price in excess of $250,000, in each case, since the date of the most recent list delivered pursuant to this Section 5.2(c) (or, in the case of the first such list so delivered, since the Closing Date);

(d) reports, certifications, engineering studies, environmental assessments or other written material or data requested by, and in form, scope and substance reasonably satisfactory to, Agent or the Required Lenders, in the event that Agent or the Required Lenders at any time have a reasonable basis to believe that there may be a material violation of any Environmental Law or a condition at any Property owned, operated or leased by any Credit Party that could reasonably give rise to a Material Adverse Effect; provided that if any Credit Party fails to provide such reports, certifications, engineering studies or other written material or data within 90 days after the request of Agent or the Required Lenders, Agent shall have the right, at such Credit Party’s sole cost and expense, to conduct such environmental assessments or investigations as may reasonably be required to enable Agent and the Required Lenders to determine whether each of the Credit Parties is in material compliance with Environmental Laws;

(e) no later than three days prior to any Asset Sale (or such fewer days’ notice as Agent may approve), written notice of such Asset Sale, which notice shall (i) describe such Asset Sale or the nature and material terms and conditions of such transaction and (ii) state the estimated Net Cash Proceeds anticipated to be received by any Credit Party;

(f) as soon as is practicable following the written request of Agent and in any event within 60 days after the end of each fiscal year, (i) a report in form and substance satisfactory to Agent and the Lenders outlining all material insurance coverage maintained as of the date of such report by each Credit Party and the duration of such coverage and (ii) an insurance broker’s statement that all premiums then due and payable with respect to such coverage have been paid and confirming that Agent has been named as loss payee or additional insured, as applicable with respect to any insurance of each Loan Party (other than Parent); and

(g) upon request by Agent, such other reports and information with respect to the Collateral, the Property of the Credit Parties or the financial condition of the Credit Parties as may be reasonably requested.

5.3 Certificates; Other Information. Furnish to Agent and each Lender or, in the case of clause (g), to the relevant Lender or Agent, as applicable:

(a) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a Compliance Certificate of a Responsible Officer (A) stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by such Loan Party, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (B) containing all information and calculations necessary for determining compliance by the Loan Parties with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Borrower, as the case may be, and (ii) to the extent not previously disclosed to Agent, in writing, an updated listing of any Real Property acquired by any Credit Party, or with respect to which any Credit Party shall acquire a right to earn, purchase or otherwise acquire, since the date of the most recent updated list delivered pursuant to this clause (ii) (or, in the case of the first such list so delivered, since the Closing Date);

(b) (i) as soon as available, and in any event no later than 60 days after each December 31st and June 30th, a detailed consolidated budget for the following four fiscal quarters (including a projected consolidated balance sheet of Borrower and its Subsidiaries as of the end of the following four fiscal quarters, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”), and a description of any material deviations occurring during the six-month period then ended in excess of 20% of the Projections for such six-month period, and (ii) and, as soon as available, significant revisions, if any, of such budget and Projections with respect to such fiscal quarters, which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect; and be in a format and with such detail as Agent may reasonably request.

(c) as soon as possible and in any event within five days of obtaining knowledge thereof: (i) notice of any development, event, or condition that, individually or in the aggregate with other developments, events or conditions that, individually or in the aggregate, could reasonably be expected to result in the payment by the Credit Parties of a Material Environmental Amount; and (ii) any notice that any Governmental Authority has taken action to or may deny any application for an Environmental Permit or other material permit sought by, or revoke or refuse to renew any such Permit held by any Credit Party or condition approval of any such Permit on terms and conditions if the effect of any such action would have a material adverse effect on any Credit Party, or to the operation of any of its businesses or any property owned, leased or otherwise operated by such Person;

(d) within five Business Days after receipt thereof by any Credit Party, copies of each final management letter, exception report or similar letter or report received by such Credit Party from its Independent Accountants;

(e) (i) prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any First Lien Loan Document or any Constituent Document of any Credit Party, and (ii) promptly upon execution of any amendment, supplement, waiver or other modification described in clause (i) above, a fully executed copy thereof; provided that, for the avoidance of doubt, no such amendments, supplements, waivers or modifications shall be permitted unless entered into in accordance with Section 6.20;

(f) to the extent not included in clauses (a) through (e) above, (i) simultaneously with the delivery thereof under the First Lien Credit Agreement, a copy of any default notice delivered to the First Lien Lender, and (ii) promptly, and in any event within two Business Days after receipt by any Credit Party thereof, a copy of any default notice received from the First Lien Lender, and

(g) promptly, such additional financial and other information as Agent or any Lender may from time to time reasonably request.

5.4 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Credit Party obligated therefor.

5.5 Maintenance of Existence; Compliance with Obligations, Requirements, etc.

(a) (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges, franchises, Permits and licenses necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Comply with all (i) Contractual Obligations to the extent not in violation of this Agreement or the other Loan Documents, and Constituent Documents and (ii) Permits and Requirements of Law, and use its reasonable efforts to cause all employees, crew members, agents, contractors and subcontractors of any Credit Party to comply with all Permits and Requirements of Law as may be necessary or appropriate to enable such Credit Party so to comply, except, in the case of Contractual Obligations, Permits and Requirements of Law, where the failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.6 Operation and Maintenance of Property.

(a) Keep, preserve and maintain all Property and systems, including all improvements, personal property and equipment, useful and necessary in its business in good working order and condition in accordance with the general practice of other businesses of similar character and size (ordinary wear and tear excepted) and make all necessary repairs, renewals and replacements so that its business may be properly conducted at all times.

(b) Promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its material Properties and will do all other things necessary to keep unimpaired its rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(c) Promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards or consistent with past practices of Hermes and its Subsidiaries, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Properties.

5.7 Insurance.

(a) Maintain with financially sound and reputable insurance companies insurance on all its Property meeting the requirements of the Guarantee and Security Agreement and in at least such amounts and against at least such risks (but including in any event general liability) as are usually insured against in the same general area by companies engaged in the same or a similar business, with such deductibles as are reasonably acceptable to Agent.

(b) With respect to any Loan Party (other than Parent) that has any insurance policies, name Agent, for the ratable benefit of the Secured Parties, as “loss payee” under its casualty loss policies and Agent as “additional insured” on its comprehensive and general liability policies and cause all such casualty loss policies to be reasonably satisfactory to Agent in all respects and provide that they shall not be canceled, amended or changed without at least 30 days’ (ten days for nonpayment) written notice to Agent, it being understood, however, that, so long as no Event of Default has occurred and is continuing, Net Cash Proceeds of any insurance policies shall be applied in accordance with Sections 2.7 and 2.9.

(c) Renew all insurance policies referred to in this Section 5.7 on terms no less favorable to Agent for the ratable benefit of the Secured Parties during the term of this Agreement and cause any substitute underwriter to be, in Borrower’s reasonable opinion, as financially sound as Borrower’s existing underwriters.

5.8 Inspection of Property; Books and Records; Discussions.

(a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.

(b) Permit Agent and the Lenders, or any agents or representatives thereof, from time to time during Borrower’s normal business hours, as often as may be reasonably requested and upon two Business Days’ notice (except that, during the continuance of an Event of Default, no such notice shall be required) to (i) go upon, examine, inspect and remain on the Properties of any Credit Party, (ii) during any such visit, inspect and verify the amount, character and condition of any of the Property of any Credit Party, (iii) during any such visit, examine and, at Borrower’s cost and expense, make copies of and abstracts from the records and books of account of any Credit Party, and (iv) discuss the affairs, finances and accounts of any Credit Party with any of its officers, directors, employees or Independent Accountants, it being understood that, except as otherwise stated in clause (iii) above, Agent and each Lender will pay the costs and expenses incurred by it in exercising its rights under this Section 5.8(b); provided that after the occurrence and during the continuation of an Event of Default, Borrower shall reimburse Agent and each Lender promptly after a request therefor for the reasonable costs and expenses incurred by it in connection with the exercise of its rights under this Section 5.8(b).

(c) Authorize the Independent Accountants of Borrower to disclose to Agent or any Lender any and all financial statements and other information of any kind, as Agent or any Lender reasonably requests, from Borrower and which the Independent Accountants may have with respect to the business, financial condition, results of operations or other affairs of any Credit Party.

5.9 Notices. Promptly, and in any event within five Business Days after Borrower’s knowledge thereof, give notice to Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default (or alleged default) under any Contractual Obligation of any Credit Party or (ii) litigation, investigation or proceeding which may exist at any time between any Credit Party and any Governmental Authority, that in case of clause (i) or (ii), if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Credit Party in which the damages claimed are not covered by insurance is $500,000 or more or in which injunctive or similar relief is sought;

(d) any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and

(e) the audit or examination of any Tax Return by any Governmental Authority, the receipt by any Credit Party of notice of any such audit or examination or the assertion of any claim for taxes against any Credit Party by any Governmental Authority.

Each notice pursuant to this Section 5.9 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action any Credit Party proposes to take with respect thereto.

5.10 Environmental Laws.

(a) Comply in all material respects with, and ensure compliance in all material respects at any Property owned, leased or operated by any Credit Party by all tenants, subtenants, lessees, sub-lessees and contractors, if any, with, all applicable Environmental Laws and Environmental Permits, and obtain and comply in all material respects with and maintain, and ensure that all tenants, subtenants, lessees, sub-lessees and contractors obtain and comply in all material respects with and maintain, any and all Environmental Permits required by applicable Environmental Laws with respect to any Property owned, leased or operated by any Credit Party.

(b) Conduct and complete all investigations, studies, sampling and testing, and all reporting, investigative, remedial, removal and other actions required under Environmental Laws as a result of a release of or the discovery of Materials of Environmental Concern, and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

(c) Promptly, but in no event later than five days after the occurrence of a triggering event, notify Agent in writing of any threatened action, investigation or inquiry by any Governmental Authority or any demand or threatened lawsuit by any landowner or other third party against any Credit Party or its Properties of which Borrower has knowledge in connection with any Environmental Laws (excluding routine inspections, testing, and corrective action) if Borrower reasonably anticipates that such action may result in liability individually in excess of a Material Environmental Amount.

5.11 Collateral Matters. At all times Borrower (a) shall, and shall cause each other Loan Party (other than Parent) to, maintain an Acceptable Security Interest in all of the Capital Stock and other Property owned thereby, and (b) shall cause Parent to maintain an Acceptable Security Interest in all of the Capital Stock in Borrower.

5.12 Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in Section 3.18.

5.13 Patriot Act Compliance. Provide such information and take such actions as are reasonably required by Agent or any Lender in order to assist Agent and Lenders with compliance with the Patriot Act.

5.14 Further Assurances.

(a) From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other

Loan Documents, or of more fully perfecting or renewing the rights of Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other Property hereafter acquired by any Loan Party, which may be deemed to be part of the Collateral) pursuant hereto or thereto.

(b) Upon the exercise by Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, execute and deliver, or cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that Agent or such Lender may be required to obtain from any Loan Party or Par Wyoming for such governmental consent, approval, recording, qualification or authorization.

5.15 Balance Sheet. Furnish to Agent an unaudited internally-prepared consolidated balance sheet of Borrower and its Subsidiaries as at July 31, 2016 on or before August 31, 2016 (as such deadline may be extended by Agent).

ARTICLE VI

NEGATIVE COVENANTS

Borrower hereby agrees that, so long as the Commitments remain in effect, any Loan or other amount is owing to any Lender or Agent hereunder, Borrower shall not, and shall not permit any of its Subsidiaries, including any Credit Party to, directly or indirectly:

6.1 Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Commencing with the fiscal quarter ending September 30, 2017, permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of Borrower ending with the last day of any fiscal quarter to exceed 6.25 : 1.00:

6.2 Indebtedness.

(a) Create, incur, assume, issue, guaranty or suffer to exist any Indebtedness, except for the following (“Permitted Indebtedness”): Indebtedness of Borrower pursuant to any Loan Document;

(b) Permitted Purchase Money Indebtedness (and Refinancing Indebtedness in respect thereof);

(c) Bank Product Indebtedness;

(d) Guarantee Obligations made in the ordinary course of business by Hermes or any of its Subsidiaries of obligations of Hermes or any of its Subsidiaries.

(e) Indebtedness of Hermes or any of its Subsidiaries under any Hedging Agreement permitted pursuant to Section 6.16;

(f) intercompany Indebtedness among Hermes and any of its Subsidiaries permitted pursuant to Section 6.8;

(g) unsecured current accounts payable incurred in the ordinary course of business which are (i) outstanding for not more than 90 days past the original invoice or billing date thereof or (ii) being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

(h) extensions of credit from suppliers or contractors who are not Affiliates of Borrower for the performance of labor or services or the provision of supplies or materials under applicable contracts or agreements, which are not more than 60 days overdue or are being contested in good faith by appropriate proceedings, if such reserves as may be required by GAAP shall have been made therefor;

(i) obligations for taxes payable that are not overdue;

(j) Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of Par Wyoming, Hermes or its Subsidiaries in the ordinary course of business, including guarantees or obligations of Par Wyoming, Hermes or its Subsidiaries with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);

(k) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(l) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(m) additional Indebtedness of Hermes and its Subsidiaries (including Capital Lease Obligations secured by Liens permitted by Section 6.3(j)) in an aggregate principal amount (for Hermes and all of its Subsidiaries) not to exceed $1,000,000 at any one time outstanding (and Refinancing Indebtedness in respect thereof);

(n) Indebtedness of Par Wyoming, Hermes and its Subsidiaries constituting First Lien Revolver Loans; provided that (i) the aggregate principal amount of such Indebtedness shall not exceed $60,000,000, (ii) such Indebtedness shall be subject to a customary borrowing base formula and related mechanics substantially similar to those set forth in the First Lien Credit Agreement as in effect as of the date hereof and (iii) the proceeds of such Indebtedness shall be used in the ordinary course of business for working capital and general corporate purposes of Par Wyoming, Hermes and its Subsidiaries (and First Lien Refinancing Indebtedness in respect thereof); and

(o) Indebtedness of Par Wyoming, Hermes and its Subsidiaries incurred prior to the date hereof that constitutes First Lien Term Loans; provided that the aggregate principal amount of such Indebtedness shall not exceed (i) $58,035,716.00 as of the Closing Date or (ii) at any time after the Closing Date, the amount set forth in clause (i) minus all quarterly amortization of $2,321,428 payments payable at or prior to the time of determination pursuant to Section 5.3(a) of the First Lien Credit Agreement as in effect as of the date hereof (without giving effect to any amendment, modification or waiver with respect to such payment obligations) (and First Lien Refinancing Indebtedness in respect thereof).

6.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the applicable Credit Party in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens on the Property of Hermes or any of its Subsidiaries arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained in the books of the applicable Credit Party in conformity with GAAP; provided that at no time shall such sums being contested exceed in the aggregate $250,000;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) Liens on cash of, or deposits of cash made by, Hermes or any of its Subsidiaries in the ordinary course of business to secure the performance of tenders, bids, trade contracts (other than for borrowed money), leases, statutory obligations, performance bonds and other obligations of a like nature incurred in the ordinary course of business, or arising as a result of progress payments under government contracts;

(e) encumbrances consisting of easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of Hermes or any of its Subsidiaries that do not secure any borrowed money and do not materially impair the use of such property by any Credit Party in the ordinary course of its business;

(f) Liens created pursuant to the Security Documents;

(g) the interest or title of a lessor, sublessor, licensee, sublicensee, licensor, or sublicensor under any lease, sublease, license or sublicense agreement (including software and other technology licenses) entered into by Hermes or any of its Subsidiaries in the ordinary course of its business;

(h) normal and customary banker’s liens, rights of set-off or similar rights and remedies in favor of creditor depository institutions, and Liens of a collecting bank on checks, drafts or other items of payment payable to a Credit Party (including those constituting proceeds of any Collateral) in the ordinary course of collection;

(i) Liens on Property of Par Wyoming, Hermes and its Subsidiaries securing the First Lien Obligations;

(j) Purchase Money Liens securing Permitted Purchase Money Indebtedness;

(k) Liens not otherwise permitted by this Section 6.3 so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to Borrower and all Subsidiaries) $100,000 at any one time;

(l) Liens arising in the ordinary course of business of Hermes and its Subsidiaries that are subject to a lien waiver agreement acceptable to and in favor of the First Lien Lender and acceptable to Agent;

(m) Liens arising by virtue of a judgment or judicial order not constituting an Event of Default;

(n) Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with any Credit Party to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;

(o) licenses of Intellectual Property granted by Hermes or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of any Credit Party;

(p) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases of Hermes and its Subsidiaries;

(q) Liens on cash deposits securing any Hedging Agreement permitted by Section 6.16 so long as such cash deposits do not exceed $1,000,000 in the aggregate at any one time;

(r) Liens encumbering customary deposits made by Hermes or any of its Subsidiaries in furtherance of physical commodity transactions or trades entered into by Hermes or any of its Subsidiaries in the ordinary course of business; and

(s) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Credit Parties.

6.4 Fundamental Changes. Enter into any merger, consolidation, restructuring, recapitalization, reorganization or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), Dispose of all or substantially all of its Property or business or amend, modify or otherwise change its name, jurisdiction of organization, corporate structure, organizational number, identification number, FEIN or location of its chief executive office, except that, if no Default shall have occurred and be continuing:

(a) any Subsidiary of Borrower may be merged or consolidated with or into Borrower (provided that Borrower shall be the continuing or surviving entity) or with or into any Wholly Owned Subsidiary of Borrower; and

(b) any Subsidiary of Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Borrower or any Wholly Owned Subsidiary of Borrower;

(c) the Capital Stock of any Subsidiary may be transferred to Borrower or any other Wholly Owned Subsidiary of Borrower; and

(d) Borrower or any Subsidiary may amend, modify or otherwise change its name, jurisdiction of organization, corporate structure, organizational number, identification number, FEIN or location of its chief executive office upon 15 days’ (or such shorter time period as may be agreed by Agent) prior written notice to Agent.

6.5 Disposition of Property. Dispose of any of its Property (including, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary of Borrower, issue or sell any shares of such Subsidiary’s Capital Stock (including pursuant to any merger, consolidation, restructuring, recapitalization, reorganization or amalgamation) to any Person, except:

(a) Dispositions of obsolete or worn out property in the ordinary course of business;

(b) Dispositions permitted by Section 6.4(b);

(c) the sale of inventory which is sold in the ordinary course of business on ordinary trade terms;

(d) Dispositions of claims against customers, working interest owners, other industry partners or any other Person in connection with workouts or bankruptcy, insolvency or other similar proceedings with respect thereto;

(e) any Casualty Recovery Event, provided that the proceeds thereof are (i) used to make prepayments in accordance with Section 2.7(c) or (ii) if no such prepayment is required by Section 2.7(c), applied to one or more Qualified Investments; and

(f) Dispositions of Property not to exceed $500,000 in the aggregate in any fiscal year; provided that such disposition is made at fair market value for such Property and at least 75% of purchase price paid to such Credit Party is in cash; provided further that at the time of such disposition, no Default or Event of Default shall exist or would result from such disposition.

6.6 Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Credit Party, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Credit Party, or make or offer to make any payment or prepayment of principal, premium (if any), interest, fees (including fees to obtain any waiver or consent) or other charges on, or effect any repurchase, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness (other than the Obligations) of any Credit Party (the payments or other transactions described in this Section 6.6 collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to Borrower or any other Wholly Owned Subsidiary of Borrower;

(b) Borrower may make Restricted Payments to Parent in the form of Capital Stock (other than Disqualified Stock) of Borrower;

(c) Borrower or any of its Subsidiaries may make any required payment, prepayment, repurchase redemption, purchase, retirement or other payment of its other Permitted Indebtedness, in each case to the extent required to be made by the terms thereof and permitted by such terms after giving effect to any applicable subordination provisions;

(d) Hermes or any of its Subsidiaries may prepay Capital Leases or purchase money financing comprising Permitted Indebtedness upon the sale or exchange of the equipment subject thereto;

(e) Borrower may make distributions to Parent for state income taxes and the portion of federal alternative minimum taxes actually paid (or estimated to be paid) by Par Pacific that is attributable to the Credit Parties, without duplication of any amount distributed pursuant to Section 6.6(f) for such taxes for such period;

(f) Borrower may make distributions to Parent on each Tax Distribution Date in an amount equal to the Tax Distribution less any amounts distributed under Section 6.6(e) for such fiscal quarter, provided, however, that no distributions shall be permitted under this clause (f) if the Consolidated Leverage Ratio attributable to such quarter as reported under Section 5.3 (or with regard to any fiscal quarter ending prior to September 30, 2017, as set forth in the certificate for such quarter contemplated in the definition of Tax Distribution Date) exceeds 3.50:1.00 prior to and immediately after giving effect so such distribution on a pro forma basis on such date; and

(g) Upon the release in accordance with the First Lien Loan Documents of the cash collateral held in the First Lien Cash Collateral Account, Borrower may make a one-time distribution of such cash collateral (not to exceed $10,000,000 plus any interest thereon that was released from the First Lien Cash Collateral Account) to Parent;

provided, however, that the Restricted Payments described in clauses (c), (d), (e), (f) and (g) above shall not be permitted if a Default or Event of Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom.

6.7 Expenditures.

(a) Make or commit to make cash Capital Expenditures, other than (collectively, “Permitted Capital Expenditures”):

(i) for the period beginning on the Closing Date and ending on December 31, 2016, Capital Expenditures by Hermes and its Subsidiaries made in the ordinary course of business in an aggregate amount not to exceed $6,000,000 and

(ii) beginning with the calendar year ending December 31, 2017, Capital Expenditures of Hermes and its Subsidiaries made in the ordinary course of business in an aggregate amount not to exceed $10,000,000 in any fiscal year.

(b) Make any expenditure for general and administrative expenses, other than general and administrative expenses of the Credit Parties incurred in the ordinary course of business not to exceed $10,000,000 in the aggregate in any fiscal year.

6.8 Investments. Make any Investment in any other Person, except:

(a) Investments in Cash Equivalents;

(b) Qualified Investments made by Hermes or any Wholly Owned Subsidiary of Hermes with (i) the proceeds of Asset Sales in accordance with Section 2.7 and (ii) the proceeds of Casualty Recovery Events in accordance with Sections 2.7 and 6.5(e);

(c) Investments by Borrower or any of its Subsidiaries in Borrower or any Person that, prior to such Investment, is a Wholly Owned Subsidiary of Borrower;

(d) Hedging Agreements permitted by Section 6.16;

(e) subject to the provisions of Section 6.7, Investments constituting Permitted Capital Expenditures (other than Investments in the Capital Stock or Indebtedness of any Person); and

(f) Investments received by Borrower or any Subsidiary in connection with workouts with, or bankruptcy, insolvency or other similar proceedings with respect to customers.

6.9 Transactions with Affiliates. Enter into any transaction, including, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Credit Party) unless such transaction is (a) subject to Section 6.7(b), reasonable and customary director, officer, and employee fees and compensation and other benefits (including retirement, health, stock option and benefit plans) indemnification agreements, and the allocation of reasonable and customary expenses among the Credit Parties and Par Pacific in the ordinary course of business related to shared corporate office space, personnel and payroll and other shared administrative matters; (b) a transaction (including any intercompany transactions for the sale, lease or exchange of property with other Subsidiaries of Par Pacific in connection with the purchase and sale of commodities) that is (i) not otherwise prohibited under this Agreement, (ii) in the ordinary course of business of the Credit Party that is party to such transaction, and (iii) upon fair and reasonable terms no less favorable to such Credit Party than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; or (c) Restricted Payments permitted under Section 6.6.

6.10 Sales and Leasebacks. Enter into any sale and leaseback transaction.

6.11 Changes in Fiscal Periods. Permit the fiscal year of any Credit Party to end on a day other than December 31 or change the method of determining its fiscal year for any Credit Party.

6.12 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Credit Party to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Guarantee and Security Agreement or the Parent Guarantee and Security Agreement, as applicable, other than (a) this Agreement and the other Loan Documents, (b) solely with respect to Par Wyoming, Hermes and its Subsidiaries, the First Lien Loan Documents, and (c) in the case of Hermes or any of its Subsidiaries, any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

6.13 Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay or subordinate any Indebtedness owed to, any Credit Party, (b) make Investments in any Credit Party or (c) transfer any of its assets to any Credit Party, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and the First Lien Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

6.14 Lines of Business; Holding Company Status of Borrower.

(a) Enter into or engage in any business other than its business as conducted on the Closing Date and any activities reasonably related or incidental thereto.

(b) In the case of Borrower, notwithstanding anything to the contrary in this Agreement or any other Loan Document, (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of Par Wyoming, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (A) nonconsensual obligations imposed by operation of law, (B) pursuant to the Loan Documents to which it is a party and (C) obligations under its Constituent Documents with respect to its Capital Stock, or (iii) own, lease, manage or otherwise operate any properties or assets other than the ownership of the Capital Stock of Par Wyoming.

6.15 ERISA Plans. No Credit Party or Loan Party shall become party to any ERISA Plan that is subject to Title IV of ERISA or Section 4.12 of the Code (a “Pension Plan”), other than any in existence on the Closing Date or any other Pension Plan reasonably acceptable to Lender, provided that the Borrower has given Lender ten (10) Business Days’ prior notice of the effectiveness of such other Pension Plan.

6.16 Hedging Agreements. Enter into, or suffer to exist, any Hedging Agreement, except any Hedging Agreement that (a) is with an Approved Counterparty, (b) is to hedge risks arising in the ordinary course of business and not for speculative purposes, and (c) to the extent such Hedging Agreement relates to commodities, is to hedge or manage any of the risks related to Hermes and its Subsidiaries’ inventory; provided, that the notional value under all such commodity Hedging Agreements described in clause (c) does not exceed $35,000,000 in the aggregate at any time.

6.17 New Subsidiaries. Acquire, form, incorporate or organize any Subsidiary or permit to exist any Subsidiary other Par Wyoming, Hermes and the Wholly Owned Subsidiaries of Hermes.

6.18 Use of Proceeds. Use or permit the use of all or any portion of the proceeds of the Loans for any purpose other than as permitted pursuant to Section 5.12.

6.19 Bank Accounts. In the case of a Loan Party (other than Parent), open or otherwise establish, or deposit or otherwise transfer funds into, any deposit, bank or securities account in the name or otherwise for the benefit of such Loan Party.

6.20 Amendments to Certain Documents and Agreements.

(a) Amend, modify or otherwise change, or permit any amendment, modification or other change to (pursuant to a waiver or otherwise), any Constituent Documents (including by the filing or modification of any certificate of designation, or any agreement or arrangement (including any shareholders’ agreement) entered into, with respect to any of its Capital Stock), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such agreements or arrangements that do not adversely affect any right, privilege or interest of Agent or the Lenders under the Loan Documents.

(b) Amend, modify or otherwise change, or permit any amendment, modification or other change to (pursuant to a waiver or otherwise), any First Lien Loan Document in a manner that would (i) increase the aggregate principal amount of the First Lien Obligations (other than as an increase in the revolving commitments to an aggregate revolving commitment amount not to exceed $60,000,000); (ii) increase the “Applicable Margin” or similar component of the interest rate applicable to the First Lien Obligations by more than 2.00% per annum in the aggregate from the date hereof; (iii) change the “Change of Control” or “Change of Control Event” definition or similar definition, component or provision thereof; (iv) shorten the maturity date; or (v) modify the distribution or upstream payment provisions under the First Lien Loan Documents in a manner adverse to the Loan Parties or the Lenders.

(c) (i) Amend, supplement or otherwise modify (whether pursuant to a waiver granted by or to such Person or otherwise) or fail to enforce strictly the terms and conditions of the indemnities and licenses furnished to any Credit Party pursuant to the Acquisition Documents such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Credit Parties or the Lenders with respect thereto or (ii) otherwise amend, supplement or otherwise modify or fail to enforce the terms and conditions of the Acquisition Documents in any material respects.

ARTICLE VII

EVENTS OF DEFAULT

7.1 Events of Default. If any of the following events shall occur and be continuing:

(a) Borrower shall fail to pay when due and payable or when declared due and payable (in each case whether at the stated maturity, by acceleration or otherwise), including, pursuant to Section 2.7, all or any portion of the Obligations (whether of principal, interest, fees and charges due to the Lenders or other amounts constituting Obligations); or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document, or any representation or warranty made or deemed made by Par Wyoming in any Acquisition Document, shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c) Any Loan Party shall default in the observance or performance of any agreement contained in Sections 5.5(a) (with respect to Borrower only), 5.6(b), 5.7, 5.8, or 5.9(a), Article VI, in Article 5 of the Guarantee and Security Agreement or in Article 5 of the Parent Guarantee and Security Agreement or Par Wyoming shall default in the observance or performance of any agreement applicable to it contained in any Acquisition Document; or

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 7.1), and such default shall continue unremedied for a period of 30 days; or

(e) Subject to the last paragraph of this Section 7.1, any Event of Default (as defined under the First Lien Credit Agreement) shall occur; or

(f) Any Credit Party shall (i) default in making any payment of any principal or interest of any Indebtedness (including, any Guarantee Obligation, but excluding the Loans and other Obligations) on the scheduled or original due date with respect thereto; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (including any Guarantee Obligation but excluding the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i) or (ii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $500,000; or

(g) (i) Any Credit Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or such Credit Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Credit Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Credit Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, restraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Credit Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Credit Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h) One or more judgments or decrees shall be entered against any Credit Party involving for the Credit Parties taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) Any of the Security Documents (including the guarantee contained in the Guarantee and Security Agreement or Parent Guarantee and Security Agreement) shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 9.16), to be in full force and effect or any Loan Party or Par Wyoming shall so assert; as a result of action taken or omitted to be taken by any Loan Party or Affiliate thereof, Agent shall fail to have an Acceptable Security Interest in the Collateral, which failure is not remedied within five days after notice thereof to Borrower from Agent; or any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Loan Party or Par Wyoming, or a proceeding shall be commenced by any Loan Party or Par Wyoming or by any Governmental Authority having jurisdiction over any Loan Party or Par Wyoming, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny that any Loan Party has any liability or obligation purported to be created under any Loan Document; or

(j) There shall occur any event or circumstance which has had, or would reasonably be expected to have, a Material Adverse Effect; or

(k) Any Change of Control shall occur; or

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, Agent may, or upon the request of the Required Lenders, Agent shall, by notice to Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

Notwithstanding the foregoing, if an Event of Default occurs under Section 7.1(e) that results solely from the occurrence of a default or event of default (other than a payment default) under the First Lien Credit Agreement (a “Specified First Lien EOD”), Agent may not exercise any rights or remedies under Section 7.2 or under any other Loan Document in respect of such Specified First Lien EOD until the earlier to occur of (x) the date that is sixty days after the occurrence of such Specified First Lien EOD (provided such Specified First Lien EOD is not cured or waived by the First Lien Lender in accordance with the terms of the First Lien Credit Agreement) and (y) the date on which another Event of Default occurs and is continuing. If a Specified First Lien EOD is cured or waived by the First Lien Lender in accordance with the terms of the First Lien Credit Agreement then such Specified First Lien EOD shall be deemed automatically waived by Agent and the Lenders under this Agreement, so long as neither Agent nor any Lenders have taken any action or exercised any rights or remedies in respect of such Specified First Lien EOD at such time.

7.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent and the Lenders shall be entitled to exercise any and all remedies available under the Security Documents or otherwise available under applicable law or otherwise.

Without limiting the generality of the foregoing, it is understood and agreed that if the Obligations are accelerated or otherwise become due prior to the second anniversary of the Closing Date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Applicable Premium with respect to an optional prepayment of the Loans will also be due and payable as though the Loans were optionally prepaid and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of such early prepayment and the Borrower agrees that it is reasonable under the circumstances currently existing. The premium shall also be payable in the event the Loans are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means, or in the event such foreclosure proceedings commence, prior to the second anniversary of the Closing Date. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION PRIOR TO THE SECOND ANNIVERSARY OF THE CLOSING DATE. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the premium; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay the premium to the Lenders as herein described is a material inducement to Lenders to make the Loans.

ARTICLE VIII

THE AGENT

8.1 Appointment. Each Lender hereby irrevocably designates and appoints Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.

8.2 Delegation of Duties. Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in fact selected by it with reasonable care.

8.3 Exculpatory Provisions. Neither Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person (INCLUDING SUCH PERSON’S OWN NEGLIGENCE) under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

8.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, email, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, counsel to the Loan Parties), independent accountants and other experts selected by Agent. Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 9.7 and all actions required by Section 9.7 in connection with such transfer shall have been taken. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless Agent shall have received notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent shall receive such a notice, Agent shall give notice thereof to the Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6 Non Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither Agent nor any of its officers, directors, employees, agents, attorneys and other advisors, partners, attorneys in fact or affiliates have made any representations or warranties to it and that no act by Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by Agent to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of Agent or any of its officers, directors, employees, agents, attorneys and other advisors, partners, attorneys in fact or affiliates.

8.7 Indemnification. THE LENDERS AGREE TO INDEMNIFY AGENT AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY ANY LOAN PARTY AND WITHOUT LIMITING THE OBLIGATION OF ANY LOAN PARTY TO DO SO), RATABLY ACCORDING TO THEIR RESPECTIVE AGGREGATE EXPOSURE PERCENTAGES IN EFFECT ON THE DATE ON WHICH INDEMNIFICATION IS SOUGHT UNDER THIS SECTION 8.7 (OR, IF INDEMNIFICATION IS SOUGHT AFTER THE DATE UPON WHICH THE COMMITMENTS SHALL HAVE TERMINATED AND THE LOANS SHALL HAVE BEEN PAID IN FULL, RATABLY IN ACCORDANCE WITH SUCH AGGREGATE EXPOSURE PERCENTAGES IMMEDIATELY PRIOR TO SUCH DATE), FOR, AND TO SAVE AGENT HARMLESS FROM AND AGAINST, ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND WHATSOEVER THAT MAY AT ANY TIME (INCLUDING, AT ANY TIME FOLLOWING THE PAYMENT OF THE LOANS) BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST AGENT IN ANY WAY RELATING TO OR ARISING OUT OF, THE COMMITMENTS, THE LOANS, THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, THE ACQUISITION DOCUMENTS, OR ANY DOCUMENTS CONTEMPLATED BY OR REFERRED TO HEREIN OR THEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ANY ACTION TAKEN OR OMITTED BY AGENT UNDER OR IN CONNECTION WITH ANY OF THE FOREGOING (INCLUDING AGENT’S OWN NEGLIGENCE); PROVIDED THAT NO LENDER SHALL BE LIABLE FOR THE PAYMENT OF ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS THAT ARE FOUND BY A FINAL AND NONAPPEALABLE DECISION OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED SOLELY AND PROXIMATELY FROM AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE OF ANY OUT OF POCKET EXPENSES (INCLUDING

COUNSEL FEES) INCURRED BY AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, TO THE EXTENT THAT AGENT IS NOT REIMBURSED FOR SUCH BY BORROWER. The agreements in this Section 8.7 shall survive the payment of the Loans and all other amounts payable hereunder.

8.8 Agent in its Individual Capacity. Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party or Credit Party as though Agent were not Agent. With respect to its Loans made or renewed by it, Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include Agent in its individual capacity.

8.9 Successor Agent. Agent may resign as Agent upon 10 days’ notice to the Lenders and Borrower. If Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Agent by the date that is 10 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After the retiring Agent’s resignation as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

8.10 Collateral Matters.

(a) Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 9.16.

(b) Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Documents. Agent is further authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action (other than enforcement actions requiring the consent of, or request by, the Required Lenders) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable Requirements of Law. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this Section 8.10(b).

(c) Notwithstanding anything contained in any of the Loan Documents to the contrary, Borrower, Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee Obligations, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by Agent on behalf of the Secured Parties in accordance with the terms hereof. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this Section 8.10(c).

8.11 Withholding Tax.

(a) To the extent required by any applicable law, Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the forms or other documentation required hereunder are not delivered to Agent, then Agent may withhold from any interest payment to any Lender not providing such forms or other documentation, a maximum amount of the applicable withholding tax.

(b) If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

(c) If any Lender sells, assigns, grants a participation in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, participant or transferee, as applicable, shall comply and be bound by the terms of Sections 2.11 and 8.11; provided that with respect to any Participant, as set forth in Section 9.7(b), such Participant shall only be required to comply with the requirements of Sections 2.11 and 8.11 if such Participant seeks to obtain the benefits of Section 2.11.

ARTICLE IX

MISCELLANEOUS

9.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party that is party to the relevant Loan Document may, or (with the written consent of the Required Lenders) Agent and each Loan Party that is party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;

(ii) amend, modify or waive any provision of this Section 9.1 or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or (except as specified in Section 9.16) release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their Guarantee Obligations under the Guarantee and Security Agreement or the Parent Guarantee and Security Agreement, in each case without the consent of all Lenders;

(iii) amend, modify or waive any provision of Article VIII or any other provision affecting the rights, duties and obligations of Agent without the consent of Agent;

(iv) amend, modify or waive the pro rata provisions of Section 2.9 without the consent of each Lender directly affected thereby; or

(v) impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 9.7 without the consent of each Lender.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders, Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section 9.1; provided, however, that delivery of an executed signature page of any such instrument by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart thereof.

9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when received, addressed (a) in the case of Borrower or Agent, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to Agent or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

Borrower:	c/o Par Pacific Holdings, Inc.
800 Gessner Rd., Suite 875
Houston, TX 77024
Attention: James Matthew Vaughn, General Counsel
Facsimile: (832) 5185203
Email: mvaughn@parpacific.com

with a copy to:	Porter Hedges LLP
1000 Main St., 36th Floor
Houston, TX 77002
Attention: Joyce Kao Soliman
Facsimile: (713) 226-6285
Email: JSoliman@porterhedges.com

Agent:	Chambers Energy Management, LP
600 Travis Street, Suite 4700
Houston, TX 77002
Attention: Operations Team
Email: ops@chambersenergy.com

with a copy to (which copy shall not constitute notice):	Cortland Capital Market Services LLC
225 West Washington Street, 21st Floor
Chicago, IL 60606
Attention: Chambers Energy Capital Loan Administration
Facsimile: (312) 971-7769
Email: cec@cortlandglobal.com

with a copy to (which copy shall not constitute notice):	Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attention: J. Michael Chambers
Facsimile: (713) 546-5401
Email: michael.chambers@lw.com

provided that any notice, request or demand to or upon Agent or any Lender shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by Agent and the applicable Lender. Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Agent hereby agrees to accept notices hereunder (including notices pursuant to Section 2.2) by electronic mail in portable document format (.pdf).

9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5 Payment of Expenses. Whether or not the Closing Date occurs, Borrower agrees to:

(a) pay or reimburse Agent on demand for all of its reasonable out of pocket costs and expenses incurred in connection with the syndication of the Loans and the development, preparation and execution of, and any amendment, supplement, waiver or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, the reasonable fees and disbursements and other charges of counsel and consultants to Agent; and

(b) pay or reimburse each Lender and Agent on demand for all of their respective costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement,

the other Loan Documents and any other documents prepared in connection herewith or therewith, including, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to Agent.

9.6 Indemnification; Waiver.

(a) BORROWER SHALL, AND DOES HEREBY INDEMNIFY, AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER AND EACH OFFICER, DIRECTOR, EMPLOYEE, AGENT, ATTORNEY-IN-FACT, MEMBER, PARTNER, ADVISOR, TRUSTEE AND AFFILIATE OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES, COSTS AND RELATED EXPENSES (INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR BY ANY CREDIT PARTY OR ANY AFFILIATE OR EQUITY HOLDER OF A CREDIT PARTY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, ANY ACQUISITION DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR, IN THE CASE OF AGENT (AND ANY SUB-AGENT, OFFICER, DIRECTOR, EMPLOYEE, AGENT, ATTORNEY-IN-FACT, MEMBER, PARTNER, ADVISOR, TRUSTEE AND AFFILIATE THEREOF) THE ADMINISTRATION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, (II) ANY AND ALL RECORDING AND FILING FEES AND ANY AND ALL LIABILITIES WITH RESPECT TO, OR RESULTING FROM ANY DELAY IN PAYING, STAMP, EXCISE AND OTHER TAXES, IF ANY, WHICH MAY BE PAYABLE OR DETERMINED TO BE PAYABLE IN CONNECTION WITH THE EXECUTION AND DELIVERY OF, OR CONSUMMATION OR ADMINISTRATION OF ANY OF THE TRANSACTIONS CONTEMPLATED BY, OR ANY AMENDMENT, SUPPLEMENT OR MODIFICATION OF, OR ANY WAIVER OR CONSENT UNDER OR IN RESPECT OF, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY SUCH OTHER DOCUMENTS, (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY ANY CREDIT PARTY OR ANY SUBSIDIARY OF A CREDIT PARTY, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO ANY CREDIT PARTY OR ANY SUBSIDIARY OF A CREDIT PARTY, (IV) THE USE BY UNAUTHORIZED PERSONS OF INFORMATION OR OTHER MATERIALS SENT THROUGH ELECTRONIC, TELECOMMUNICATIONS OR OTHER INFORMATION TRANSMISSION SYSTEMS THAT ARE INTERCEPTED BY SUCH PERSONS OR (V) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY ANY CREDIT PARTY OR ANY AFFILIATE OR EQUITY HOLDER OF A CREDIT PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; (ALL THE FOREGOING IN THIS CLAUSE (a), COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”); PROVIDED THAT BORROWER SHALL HAVE NO OBLIGATION HEREUNDER TO ANY INDEMNITEE WITH RESPECT TO INDEMNIFIED LIABILITIES TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARE FOUND BY A FINAL AND NONAPPEALABLE DECISION OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED SOLELY AND PROXIMATELY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH

INDEMNITEE. NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNAUTHORIZED PERSONS OF INFORMATION OR OTHER MATERIALS SENT THROUGH ELECTRONIC, TELECOMMUNICATIONS OR OTHER INFORMATION TRANSMISSION SYSTEMS THAT ARE INTERCEPTED BY SUCH PERSONS OR FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THE LOANS. NOTWITHSTANDING ANYTHING SET FORTH IN THIS SECTION 9.6 OR IN ANY LOAN DOCUMENT TO THE CONTRARY, THE FOREGOING INDEMNITY BY BORROWER SHALL NOT APPLY TO THE INDEMNITY OBLIGATIONS OF ANY AFFILIATE OF AGENT OR ANY AFFILIATE OF LENDER THAT IS A PARTY TO THE ACQUISITION AGREEMENT, AND WHICH ARISE UNDER THE ACQUISITION AGREEMENT.

(b) WITHOUT LIMITING THE FOREGOING, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AGREES NOT TO ASSERT AND TO CAUSE ITS SUBSIDIARIES NOT TO ASSERT, AND HEREBY WAIVES AND AGREES TO CAUSE ITS SUBSIDIARIES SO TO WAIVE (I) ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN OR THE USE OF THE PROCEEDS THEREOF AND (II) ALL RIGHTS FOR CONTRIBUTION OR ANY OTHER RIGHTS OF RECOVERY WITH RESPECT TO ALL CLAIMS, DEMANDS, PENALTIES, FINES, LIABILITIES, SETTLEMENTS, DAMAGES, COSTS AND EXPENSES OF WHATEVER KIND OR NATURE, UNDER OR RELATED TO ENVIRONMENTAL LAWS, THAT ANY OF THEM MIGHT HAVE BY STATUTE OR OTHERWISE AGAINST ANY INDEMNITEE.

(c) ALL AMOUNTS DUE UNDER THIS SECTION 9.6 SHALL BE PAYABLE NOT LATER THAN TEN DAYS AFTER WRITTEN DEMAND THEREFOR. STATEMENTS REFLECTING AMOUNTS PAYABLE BY BORROWER PURSUANT TO THIS SECTION 9.6 SHALL BE SUBMITTED TO BORROWER AT THE ADDRESS OF BORROWER SET FORTH IN SECTION 9.2, OR TO SUCH OTHER PERSON OR ADDRESS AS MAY BE HEREAFTER DESIGNATED BY BORROWER IN A NOTICE TO AGENT. THE AGREEMENTS IN THIS SECTION 9.6 SHALL SURVIVE REPAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER AND THE TERMINATION OF THIS AGREEMENT.

9.7 Successors and Assigns; Participations and Assignments.

(a) This Agreement shall be binding upon and inure to the benefit of Borrower, the Lenders, Agent, all future holders of the Loans and their respective successors and assigns, except that Borrower may not assign or transfer any of its respective rights or obligations under this Agreement without the prior written consent of Agent and each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void).

(b) Any Lender may, without the consent of Borrower or any other Person, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 9.1. Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.8(a) as fully as if such Participant were a Lender hereunder. Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.11 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.11, such Participant shall have complied with the requirements of Section 2.11 and Section 8.11, and; provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Each Lender that sells a participation shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments or the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c) Any Lender (an “Assignor”) may, without the consent of any Loan Party, in accordance with applicable law and upon written notice to Agent, at any time and from time to time assign to any Lender or any affiliate or Related Fund thereof or, with the consent of Borrower and Agent (which, in each case, shall not be unreasonably withheld, conditioned or delayed) (provided that (x) no such consent need be obtained by Agent or its affiliates and (y) the consent of Borrower need not be obtained with respect to any assignment of Loans at any time when any Event of Default shall have occurred and be continuing), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit H (an “Assignment and Acceptance”), executed by such Assignee and such Assignor (and, where the consent of Borrower or Agent is required pursuant to the foregoing provisions, by Borrower and such other Persons) and delivered to Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate thereof) shall be in an aggregate principal amount of less than $1,000,000 (other than, in each case, in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed by Borrower and Agent, and provided, further, that the assignor Lender or Assignee has paid to Agent a processing and recordation fee in the amount of $3,500.00 (which fee may be waived or reduced in the sole discretion of Agent), provided, however, that only one such fee shall be payable in the case of concurrent assignments to Persons that, after giving effect to such assignments, will be Related Funds. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this

Agreement, such Assignor shall cease to be a party hereto, except as to Sections 2.10, 2.11, 8.11 and 9.5 in respect of the period prior to such effective date). For purposes of the minimum assignment amounts set forth in this Section 9.7(c), multiple assignments by two or more Related Funds shall be aggregated.

(d) Agent shall, on behalf of Borrower, maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Note evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by Agent to Borrower marked “canceled”. The Register shall be available for inspection by Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 9.7(c), by each such other Person), Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to Borrower. On or prior to such effective date, Borrower, at its own expense, upon request, shall execute and deliver to Agent (in exchange for the applicable Note, if any, of the assigning Lender) a new Note or Notes to such Assignee in an amount equal to the Commitment or Loan assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Commitment or Loan, as the case may be, upon request, a new Note or Notes to the Assignor in an amount equal to the Commitment or Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 9.7 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 9.7(g), any SPV may (x) with notice to, but without the prior written consent of, Borrower and Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of Borrower and Agent (which consent shall not be unreasonably withheld, conditioned or delayed) to any financial institutions providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans, and (y) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV; provided that non-public information with respect to Borrower may be disclosed only with Borrower’s consent which will not be unreasonably withheld, conditioned or delayed. This Section 9.7(g) may not be amended without the written consent of any SPV with Loans outstanding at the time of such proposed amendment.

9.8 Adjustments; Set off.

(a) If any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in clause (f) of Article VII, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of Borrower; provided that, in no event shall the Agent or any Lender exercise any right of set-off under this Section 9.8 in respect of any amounts for the credit or the account of Borrower (or any Borrower’s Affiliate party to an Acquisition Document) under any of the Acquisition Documents. Each Lender agrees to notify promptly Borrower and Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with Borrower and Agent.

9.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.11 Integration; Construction.

(a) This Agreement, the other Loan Documents, the Commitment Letter and Expenses Letter Agreement represent the entire agreement of Borrower, Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents or in the Commitment Letter or Expenses Letter Agreement.

(b) Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

9.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT (INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

9.13 Submission To Jurisdiction; Waivers. Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York located in the County of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Borrower at its address set forth in Section 9.2 or at such other address of which Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION 9.13 ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

9.14 Acknowledgments. Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither Agent nor any Lender has any fiduciary relationship with or duty to Borrower or any Subsidiary thereof arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Agent and the Lenders, on one hand, and Borrower and its Subsidiaries, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no agency, tenancy or joint venture relationship is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among Agent and the Lenders or among Borrower and its Subsidiaries and the Lenders.

9.15 Confidentiality. Agent and each Lender agrees to keep confidential all non-public information provided to it by Par Pacific or any Loan Party pursuant to this Agreement that is designated by Par Pacific or such Loan Party as confidential; provided that nothing herein shall prevent Agent or any Lender from disclosing any such information (a) to Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section 9.15 or substantially equivalent provisions, (c) to any of its investors, potential investors, employees, directors, agents, attorneys, accountants and other professional advisors, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) if requested or required to do so in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section 9.15, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding anything to the contrary in the foregoing sentence or any other express or implied agreement, arrangement or understanding, the parties hereto hereby agree that, from the commencement of discussions with respect to the financing provided hereunder, any party hereto (and each of its employees, representatives, or agents) is permitted to disclose to any and all persons, without limitation of any kind, the tax structure and tax aspects of the transactions contemplated hereby, and all materials of any kind (including opinions or other tax analyses) related to such tax structure and tax aspects.

9.16 Release of Collateral and Guarantee Obligations.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of Borrower in connection with any Disposition of Property permitted by the Loan Documents (other than to a Loan Party), Agent shall take such actions as shall be required to release its security interest in any Collateral that is, or owned by any Person all the Capital Stock of which is, being Disposed of in such Disposition, and to release any Guarantee Obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents; provided that Borrower shall have delivered to Agent, at least ten Business Days prior to the date of the proposed release (or such shorter period agreed to by Agent), a written request for release identifying the relevant Collateral being Disposed of in such Disposition and the terms of such Disposition in reasonable detail, including the date thereof, the price thereof and any expenses in connection therewith, together with a certification by Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents and that the proceeds of such Disposition will be applied in accordance with this Agreement and the other Loan Documents.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, when all Obligations have been paid in full, and all Commitments have terminated or expired, upon request of Borrower, Agent shall take such actions as shall be required to release its security interest in all Collateral, and to release all Guarantee Obligations provided for in any Loan Document. Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its Property, or otherwise, all as though such payment had not been made.

9.17 Interest Rate Limitation.

(a) It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the laws of any State whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Loans (or, to the extent that the principal amount of the Loans shall have been or would thereby be paid in full, refunded by such Lender to Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Loans (or, to the extent that the principal amount of the Loans shall have been or would thereby be paid in full, refunded by such Lender to Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.

(b) If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this

Section 9.17 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 9.17.

9.18 Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Borrower and Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the consolidated financial condition of Borrower shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by Borrower, Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

9.19 WAIVERS OF JURY TRIAL. BORROWER, AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN (IN EACH CASE, WHETHER FOR CLAIMS SOUNDING IN CONTRACT OR IN TORT OR OTHERWISE). EACH PARTY HEREBY CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATION CONTAINED IN THIS SECTION 9.19.

9.20 Customer Identification – USA PATRIOT Act Notice. Agent (for itself and not on behalf of any other party) and each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow Agent or such Lender, as applicable, to identify the Loan Parties in accordance with the Patriot Act.

9.21 Creditor-Debtor Relationship. The relationship between Agent and each Lender on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Loan Party or Subsidiary thereof arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties, on the one hand, and the Loan Parties and their Subsidiaries, on the other hand, by virtue of, this Agreement or any Loan Document or any other document or transaction contemplated herein or therein.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PAR WYOMING HOLDINGS, LLC

By:	/s/ Christopher M. Micklas
Name: Christopher M. Micklas
Title: Chief Financial Officer

CHAMBERS ENERGY MANAGEMENT, LP,
as Agent

By:	/s/ J. Robert Chambers
Name: J. Robert Chambers
Title: President & Chief Executive Officer

CHAMBERS ENERGY CAPITAL III, LP,
as Lender

By:	CEC Fund III GP, LLC, its general partner

By:	/s/ J. Robert Chambers
Name: J. Robert Chambers
Title: Managing Director

Signature Page to Credit Agreement